UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Rule 14a-101

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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ASIAINFO-LINKAGE, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ASIAINFO-LINKAGE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 20, 2012

February 28, 2012

TO THE STOCKHOLDERS OF ASIAINFO-LINKAGE, INC.:

You are cordially invited to attend the annual meeting of stockholders of AsiaInfo-Linkage, Inc., a Delaware corporation (“we,” “us” or “AsiaInfo-Linkage”), to be held on April 20, 2012 at 3:00 p.m., local time, at 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing, People’s Republic of China. At this year’s annual meeting, we are asking stockholders to:

1.	Elect three directors to serve for three-year terms to expire at the 2015 annual meeting of stockholders and until their successors are duly elected and qualified;

2.	Ratify the appointment of Deloitte Touche Tohmatsu CPA Ltd. as the independent registered public accounting firm of AsiaInfo-Linkage for the fiscal year ending December 31, 2012;

3.	Approve, on an advisory (non-binding) basis, executive compensation; and

4.	Transact such other business as may properly come before the meeting or any adjournment thereof.

This notice of meeting, Proxy Statement and a proxy card copy of the Annual Report on our operations during the year ended December 31, 2011 are being made available electronically over the Internet on or about February 28, 2012. The foregoing items of business are more fully described in the Proxy Statement. Stockholders of record at the close of business on February 22, 2012 are entitled to notice of and to vote at the annual meeting and any adjournment thereof. A list of these stockholders will be available for inspection during ordinary business hours at our principal executive offices, at 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing, PRC, from April 10, 2012 until the date of the annual meeting. The list will also be available for inspection at the annual meeting.

IMPORTANT: All stockholders are cordially invited to attend the annual meeting in person. To assure your representation at the annual meeting, you are urged to vote your shares by telephone, the Internet, or by signing and returning the enclosed proxy card as promptly as possible in the enclosed self-addressed envelope. Any stockholder attending the annual meeting may vote in person even if he or she returned a proxy. However, if a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the annual meeting, the stockholder must obtain from the record holder a proxy issued in his or her name.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 20, 2012. Our Proxy Statement and Annual Report to Stockholders are available at http://www.proxyvoting.com/asia.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Jian (James) Ding
Jian (James) Ding Co-Chairman of the Board of Directors

/s/ Libin Sun
Libin Sun Executive Co-Chairman of the Board of Directors

ASIAINFO-LINKAGE, INC.

4th Floor, Zhongdian Information Tower

6 Zhongguancun South Street

Haidian District

Beijing 100086, PRC

PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement and accompanying proxy was first mailed to stockholders (or made available electronically over the Internet) on or about February 28, 2012, in connection with the solicitation of proxies by the Board of Directors (“Board”) of AsiaInfo-Linkage, Inc., a Delaware corporation (“we,” “us” or “AsiaInfo-Linkage”), for use at the annual meeting of stockholders to be held on April 20, 2012, at 3:00 p.m., local time, at our principal executive offices located at 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing, PRC, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders (the “Annual Meeting”). Our telephone number at our principal executive offices is +8610-8216-6688.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Share Ownership

Stockholders of record at the close of business on February 22, 2012, which date is referred to herein as the record date, are entitled to notice of and to vote at the Annual Meeting. As of the record date, 72,497,518 shares of our common stock were issued and outstanding and held of record by approximately 710 registered stockholders.

Voting, Solicitation and Revocability of Proxy

Registered stockholders can vote by mail, telephone or the Internet. Please note that voting via the Internet is a valid proxy voting method under the laws of the State of Delaware (our state of incorporation). Telephone voting can be accessed by calling the toll-free number (in the United States only) 1-866-540-5760. Internet voting can be accessed by logging on to the following Internet address: http://www.proxyvoting.com/asia. Telephone and Internet voting information is provided on the proxy card. A control number located on the proxy card is designed to verify each stockholder’s identity and allow stockholders to vote their shares and confirm that their voting instructions have been properly recorded. If your shares are held in the name of a bank, broker or other nominee, follow the voting instructions on the form you receive from your bank, broker or other nominee. For such shares, the availability of telephone or Internet voting depends on the voting process of your bank, broker or other nominee.

If you do not choose to vote by telephone or the Internet, you may still return your proxy card, properly signed, and the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the proxy card. If your proxy card is signed and returned without specifying choices, the shares will be voted in favor of Proposals 1 through 3. If you vote by telephone or the Internet, it is not necessary to return your proxy card.

You may revoke your proxy at any time before it is voted at the Annual Meeting by casting a different vote by telephone or the Internet, by executing a later-voted proxy by mail, by voting by ballot at the Annual Meeting, or by providing written notice of the revocation to Shanniang (Deborah) Lv, our Legal Counsel, at our principal executive offices.

Your vote is important. Accordingly, regardless of whether you plan to attend the Annual Meeting, you are urged to vote by telephone, by the Internet, or by signing and returning the accompanying proxy card. If you do attend, you may vote by ballot at the Annual Meeting, thereby canceling any proxy previously given. However, attendance at the Annual Meeting will not revoke a proxy unless you actually vote in person at the Annual Meeting.

In the event that any matter not described in this Proxy Statement properly comes before the Annual Meeting, the proxy holders named in the accompanying proxy will vote the shares represented by the proxy in their discretion. As of the date of this Proxy Statement, we are not aware of any other matter that might be presented at the Annual Meeting.

Each share of common stock outstanding on the record date is entitled to one vote. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the record date, present in person or represented by proxy. Stockholders may withhold authority to vote for one or more of the nominees for director and may abstain on one or more of the other matters that may come before the Annual Meeting. The inspector of election appointed for the Annual Meeting will determine the existence of a quorum and will tabulate the votes cast at the Annual Meeting. For purposes of determining the presence of a quorum, abstentions and broker “non-votes” (shares held by a bank, broker or other nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will be counted by us as present at the Annual Meeting. Abstentions will be counted by us in determining the total number of votes cast with respect to a proposal (other than the election of directors). Broker non-votes will not be counted as votes cast with respect to a proposal and will have no effect on the outcome of the vote on such proposal. If, however, a quorum is not present or represented, the stockholders present in person or represented by proxy have the power to adjourn the Annual Meeting from time to time, without notice other than announcement at the Annual Meeting, until a quorum is present or represented. Under the rules regulating banks, brokers or other nominees who are members of the New York Stock Exchange, or the NYSE, and under applicable rules of the U.S. Securities and Exchange Commission, or the SEC, brokers, banks or other nominees that have not received voting instructions from a customer ten days prior to the meeting date may only vote the customer’s shares in discretion of the bank, broker or other nominee on proposals regarding “routine” matters, which in most cases includes the ratification of the appointment of the independent registered public accounting firm. However, without your specific instructions, your bank, broker, or other nominee may not vote your shares in the election of directors or the stockholder advisory vote on executive compensation.

The cost of soliciting proxies will be borne by us. Proxies may be solicited by certain of our directors, officers and employees, without additional compensation, in person or by telephone, email or facsimile. We have engaged Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut 06902, to assist with the solicitation of proxies for an estimated fee of $5,500 plus reasonable out-of-pocket expenses. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

MATTERS TO BE CONSIDERED AT

THE ANNUAL MEETING

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

General

Our Bylaws provide that our Board shall consist of not less than three nor more than ten directors. Our Board consists of nine directors, divided into three classes: Class I, Class II and Class III. Each class has a three-year term. The Class I Directors are Messrs. Jian (James) Ding, Yungang Lu and Libin Sun, the Class II Directors are Messrs. Steve Zhang, Thomas J. Manning and Sean Shao, and the Class III Directors are Messrs. Suning (Edward) Tian, Davin A. Mackenzie and Xiwei Huang. At the Annual Meeting, the stockholders will vote on the election of the three Class I Directors to serve for three-year terms until our 2015 annual meeting of stockholders. The Class II Directors will hold office until our 2013 annual meeting of stockholders and the Class III Directors will hold office until our 2014 annual meeting of stockholders. All directors will hold office until the annual meeting of stockholders at which their terms expire and the election and qualification of their successors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below, all of whom are presently directors. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, although we know of no reason to anticipate that this will occur, the proxies will be voted for any nominee designated by the present Board to fill the vacancy. If stockholders properly nominate persons other than our nominees for election as directors, the proxy holders will vote all proxies received by them to assure the election of as many of our nominees as possible, with the proxy holder making any required selection of specific nominees to be voted for. There are no family relationships among any of our directors or executive officers.

Nominees for Class I Directors

Certain information regarding the nominees is set forth below:

Name of Nominee	Age	Principal Occupation	Director Since
Jian (James) Ding	46	Co-Chairman of the Board of AsiaInfo-Linkage, Inc.	1993
Yungang Lu	48	Director of AsiaInfo-Linkage, Inc.	2004
Libin Sun	49	Executive Co-Chairman of the Board of AsiaInfo-Linkage, Inc.	2010

Jian (James) Ding served as the Chairman of our Board between April 2003 and July 2010, has served as a Co-Chairman of our Board since July 2010, and has served as a member of our Board since our inception. Mr. Ding is currently a general partner of GSR Ventures, a venture capital fund, a role in which he has served since June 2005. He has also served as Chairman of the Board of United ITV, Inc., a provider of distribution and marketing channels in China, since September 2004 and as an independent director of Baidu.com, Inc., a Chinese Internet search company, since August 2005. He served as our Chief Executive Officer from May 1999 until April 2003, as our Senior Vice President for Business Development and Chief Technology Officer from 1997 to 1999, and as our Senior Vice President and Chief Technology Officer from 1993 to 1997. Mr. Ding received an M.S. in Information Science from the University of California, Los Angeles and is a graduate from the Executive Program of Haas Business School at University of California, Berkeley.

Mr. Ding has extensive executive experience in China’s information technology industry and historical knowledge of our operations. Mr. Ding also provides strong financial and operational expertise to our Board.

Yungang Lu has served as a member of our Board since July 2004. Mr. Lu is now Managing Director of Seres Asset Management Limited, an investment manager based in Hong Kong, where he has served since August 2009. Mr. Lu also serves as a board director of the following listed companies: China Techfaith Wireless

Communication Technology Ltd., a handheld device company in China, Enerchina Holdings Ltd., a clean energy company and public utility developer in China, and China Cord Blood Corporation, a provider of cord blood storage services in China. From 2004 to July 2009, Mr. Lu was a Managing Director of APAC Capital Advisors Limited, a Hong Kong-based investment manager specializing in Greater China equities. Mr. Lu was a research analyst with Credit Suisse First Boston (Hong Kong), a financial services company, from 1998 to 2004, where his last position was the head of China Research. Before moving to Credit Suisse, he worked as an equity analyst focused on regional infrastructure at JP Morgan Securities Asia, a financial services company, in Hong Kong. Mr. Lu received a B.S. in Biology from Beijing University, an M.S. in Biochemistry from Brigham Young University and a Ph.D. in Finance from the University of California, Los Angeles.

Mr. Lu has extensive experience in corporate finance and service as a director in China-based public companies, including risk assessment. Mr. Lu provides management and valuable public company expertise to our Board.

Libin Sun has been our Executive Co-Chairman and a member of our Board since July 2010. Mr. Sun founded and served as the Chairman of the Board of Linkage Technologies International Holdings Limited, or Linkage, a telecommunications software company in China, where he also served as its Chief Executive Officer from January 2009 to July 2010 and its President from 1997 to January 2007. Mr. Sun has over 20 years of experience in the software and electronics industries and has been a member of the Standing Committee of Jiangsu Software Industry Association since 2005 and the Director General of the Nanjing Software Export Association since 2003. Mr. Sun received a B.S. in precision electron-machinery engineering from Northwest Telecommunication Engineering College and an M.B.A. from China Europe International Business School.

Mr. Sun has extensive experience in the software and telecommunications industry in China and significant knowledge of Linkage’s historical operations. Mr. Sun provides our Board a valuable resource regarding strategic planning and corporate operations.

Vote Required

Directors are elected by a plurality of the votes cast at the Annual Meeting, assuming a quorum is present. Abstentions and broker non-votes are counted for quorum purposes but have no effect on the vote. Banks, brokers and other nominees who have not received voting instructions from their customers with respect to shares held beneficially for such customers may not vote such shares on a discretionary basis for the election of any director. Stockholders do not have cumulative voting rights in the election of directors.

Recommendation of Our Board

Our Board recommends that AsiaInfo-Linkage stockholders vote “FOR” the election of the three Class I nominees listed above.

CORPORATE GOVERNANCE

Director Independence

Our Board consists of nine directors. In accordance with the current listing standards of The NASDAQ Stock Market, or Nasdaq, our Board, on an annual basis, affirmatively determines the independence of each director or nominee for election as a director. Our Board has determined that, with the exception of Steve Zhang, Thomas J. Manning, Libin Sun, and Xiwei Huang, all of its members are “independent directors,” using the definition of that term in the listing standards of Nasdaq. In making these determinations, our Board has concluded that none of those members has an employment, business, family or other relationship which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Leadership Structure

In accordance with our Bylaws, our Board elects our officers, including a President and Chief Executive Officer, or CEO, a Chief Financial Officer, or CFO, and such other officers as our Board may appoint from time to time. In addition, our Board may appoint a Chairman or any number of Co-Chairmen. At present, Jian (James) Ding, an independent director, and Libin Sun, our Executive Co-Chairman, each serve as Co-Chairmen, and Steve Zhang serves as our President and CEO.

Mr. Sun had served as the Chairman and Chief Executive Officer of Linkage, overseeing the historical day-to-day business of Linkage and its management while also leading its board of directors. Our Board believes that having Mr. Sun serve as an Executive Co-Chairman provides valuable perspective to our Board with respect to the historical business of Linkage and our current company and assists our overall leadership structure at an important phase in our strategic development.

Either or both of the Co-Chairmen of our Board may preside at meetings of our Board. In their absence, the Chair of our Nominating and Corporate Governance Committee, or in such person’s absence the independent director present who has the most seniority on our Board, is responsible for chairing Board meetings. Either or both of the Co-Chairmen of our Board also may preside at meetings of our stockholders and receive and distribute to our Board, and arrange for responses to, communications from stockholders.

Our Board believes that separating the positions of the Co-Chairmen and the CEO allows our CEO to focus on our day-to-day business, while allowing the Co-Chairmen of our Board to lead our Board in its fundamental role of providing advice to and independent oversight of management. Our Board recognizes the time, effort, and energy that our CEO is required to devote to his position in the current business environment, as well as the commitment required to serve as our Co-Chairmen, particularly as our Board’s oversight responsibilities continue to grow. While our Bylaws and Corporate Governance Guidelines do not require that our Chairman and CEO positions be separate, our Board believes that separating these positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Board’s Role in Risk Oversight

Risk is inherent in every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including strategic risks, enterprise risks, financial risks, regulatory risks, and others. Management is responsible for the day-to-day management of the risks we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our Board believes that establishing the right “tone at the top,” and full and open communication between management and our Board, are essential for effective risk management and oversight. Our Co-Chairmen meet regularly with our President and CEO and other senior officers to discuss strategy and the risks we face. Senior management attends our quarterly Board meetings and is available to address any questions or concerns raised by our Board on risk management-related and any other matters. Each quarter, our Board receives presentations from senior management on strategic matters involving our operations. Our Board holds strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for us.

While our Board is ultimately responsible for risk oversight at our company, our three Board committees assist our Board in fulfilling its oversight responsibilities in certain areas of risk as further set forth below. Our Board committees report to our Board on significant risks and other matters.

Executive Sessions

The independent members of our Board meet in executive session (without the participation of executive officers or other non-independent directors) at least two times each year, after a regularly scheduled Board meeting, and at any other time requested by any independent director. Either Co-Chairman of our Board, provided he or she is an independent director, is responsible for calling and presiding over executive sessions. To the extent that either Co-Chairman of our Board is absent or not an independent director, those responsibilities are carried out by the Chairman of our Nominating and Corporate Governance Committee or, if such person is absent or not an independent director, by the independent director present who has the most seniority on our Board.

Committees and Meeting Attendance

During the fiscal year ended December 31, 2011, our Board held five regular meetings, held two special meetings, and acted four times by written consent.

Our Board has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. During the fiscal year ended December 31, 2011, the three committees of our Board held meetings as follows:

•	our Audit Committee held six meetings and acted one time by unanimous written consent;

•	our Compensation Committee held four meetings and acted seven times by unanimous written consent; and

•	our Nominating and Corporate Governance Committee held one meeting and acted two times by unanimous written consent.

In 2011, all directors attended 75% or more of the meetings of our Board and of the committees of our Board on which such director served during the period for which he was a director or committee member. Our Bylaws provide that either or both of the Co-Chairmen of our Board may preside at meetings of our stockholders. Otherwise, we have no requirements for our directors to attend our annual meetings of stockholders. Libin Sun attended our 2011 annual meeting of stockholders.

Committee Composition

The following table sets forth the current membership of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each committee conducts its business pursuant to a written charter approved by our Board, copies of which are available on our website at www.asiainfo-linkage.com. The information contained on our website is not incorporated by reference into this Proxy Statement.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Yungang Lu*	Sean Shao*	Thomas J. Manning*
Sean Shao	Davin A. Mackenzie	Suning (Edward) Tian
Davin A. Mackenzie	Suning (Edward) Tian	Sean Shao
Jian (James) Ding

*	Chairman of the committee.

Audit Committee. Our Audit Committee currently consists of Messrs. Lu (Chair), Shao and Mackenzie. Our Audit Committee falls within the definition of “audit committee” under Section 3(a)(58)(A) of the Securities Exchange Act of 1934, or the Exchange Act. In addition to meeting Nasdaq tests for director independence, directors serving on our Audit Committee must meet two basic criteria set forth in the rules promulgated by the SEC. First, Audit Committee members are barred from accepting, directly or indirectly, any consulting, advisory or other compensatory fee from us or any affiliate of us, other than in the member’s capacity as a member of our Board and any Board committee. Second, a member of our Audit Committee may not be an affiliated person of us or any subsidiary of us, apart from his or her capacity as a member of our Board and any Board committee. Our Board has determined that each member of our Audit Committee meets these independence requirements, in addition to the independence criteria established by Nasdaq. In addition, our Board has determined that each member of our Audit Committee is an “Audit Committee Financial Expert” as defined by the SEC in Item 407(d) of Regulation S-K. Our Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and, in accordance with Nasdaq requirements, discusses policies with respect to risk assessment and risk management. Our Audit Committee’s primary duties and responsibilities include:

•

appointing and retaining our independent registered public accounting firm, approving all audit, review, and other services to be provided by our independent registered public accounting firm and determining the compensation to be paid for such services;

•	overseeing the integrity of our financial reporting process and systems of internal controls regarding accounting and finance;

•	overseeing the qualification, independence, and performance of our independent registered public accounting firm;

•	reviewing and, if appropriate, approving any related party transactions; and

•	monitoring compliance with legal and regulatory requirements.

Compensation Committee. Our Compensation Committee currently consists of Messrs. Shao (Chair), Mackenzie, Tian and Ding. Our Board has determined that each member of our Compensation Committee is an “independent director,” using the definition of that term in the listing standards of Nasdaq, a “non-employee director” under Rule 16b-3 under the Exchange Act, and an “outside director” for purposes of Rule 162(m) of the Internal Revenue Code of 1986, as amended, or the IRC. Our Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of our executive officers, evaluates the performance of executive officers in light of those goals and objectives, and determines and approves the compensation level of executive officers based on this evaluation. Our Compensation Committee, with the assistance of management, also administers our stock option plans and stock incentive plans. Our Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. For more information regarding our compensation programs and processes, see the discussion below under the heading “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee currently consists of Messrs. Manning (Chair), Tian and Shao. Other than Mr. Manning, our Board has determined that each member of our Nominating and Corporate Governance Committee is an “independent director,” using the definition of that term in the listing standards of Nasdaq. Effective on the closing of our business combination with Linkage, our Board appointed Mr. Manning as a member and Chair of our Nominating and Corporate Governance Committee. On the basis of the limited and exceptional circumstances described in the remainder of this paragraph, our Board has determined that Mr. Manning’s membership on our Nominating and Corporate Governance Committee is required by the best interests of our company and our stockholders. In making this determination, our Board considered all of the facts and circumstances, including the exceptional circumstances relating to our business combination with Linkage and the related changes in the composition of our Board, as well as Mr. Manning’s previous experience serving as an independent director on our Nominating and Corporate Governance Committee from January 2006 until October 2009. In particular, the Board considered Mr. Manning’s substantial historical knowledge regarding our Nominating and Corporate Governance Committee, its duties, policies and procedures, its oversight of risk relating to corporate governance, and related matters.

Our Nominating and Corporate Governance Committee makes recommendations to our Board regarding the nomination of candidates to stand for election or re-election as members of our Board, evaluates our Board’s performance, provides oversight of corporate governance and ethical standards and establishes and administers Board committee member compensation policy. Our Nominating and Corporate Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

Compensation Committee Interlocks and Insider Participation

Messrs. Shao, Mackenzie, Tian and Ding served as members of our Compensation Committee during 2011. Messrs. Shao and Mackenzie have never been an officer or employee of ours. Dr. Tian co-founded our company in 1993, served as our President through May 1999, and has served as a member of our Board since our inception. Mr. Ding served as Chairman of our Board between April 2003 and July 2010, has served as a Co-Chairman of our Board since July 2010, and has served as a member of our Board since our inception. No member of our Compensation Committee served as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee during 2011.

Steve Zhang, our President, CEO and a member of our Board, and Libin Sun, our Executive Co-Chairman of our Board, participate in the discussions and decisions regarding salaries and incentive compensation for all of our executive officers, except that Mr. Zhang and Mr. Sun are excluded from discussions regarding their own salary and incentive compensation.

Director Nominations

We have adopted Corporate Governance Guidelines that address the composition of our Board, criteria for Board membership and other Board governance matters. The Corporate Governance Guidelines set out our director nomination process. A copy of our Corporate Governance Guidelines is available on the Investor Relations section of our website at www.asiainfo-linkage.com. The information contained on our website is not incorporated by reference into this Proxy Statement.

Our Nominating and Corporate Governance Committee annually evaluates our Board and its committees, and the needs of our Board for various skills, experience, expected contributions and other characteristics, in determining the director candidates to be nominated at the annual meeting of stockholders. Our Nominating and Corporate Governance Committee evaluates candidates for director proposed by directors, stockholders or management in light of our Nominating and Corporate Governance Committee’s views of the current needs of our Board for certain skills, experience or other characteristics, the candidate’s background, skills, experience, other characteristics and expected contributions and the qualification standards established from time to time by our Nominating and Corporate Governance Committee. While we do not have a formal diversity policy, our Nominating and Corporate Governance Committee seeks to have directors representing a range of experience, qualifications, skills and backgrounds, consistent with its goal of creating a board of directors that best serves the needs of our company and the interests of our stockholders. Our Nominating and Corporate Governance Committee implements this goal as part of its nomination process and assesses its implementation during both the nomination process and as part of the committee’s self-assessment process. If our Nominating and Corporate Governance Committee believes that our Board requires additional candidates for nomination, our Nominating and Corporate Governance Committee may engage, as appropriate, a third-party search firm to assist in identifying qualified candidates. Our Nominating and Corporate Governance Committee also considers candidates for our Board membership proposed by our stockholders. Any such proposals should be made in writing to AsiaInfo-Linkage, Inc., 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing 100086, PRC, Attention: Legal Department. All nominees must submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of our Nominating and Corporate Governance Committee. In making the determinations regarding nominations of directors, our Nominating and Corporate Governance Committee may take into account the benefits of diverse viewpoints as well as the benefits of a constructive working relationship among directors.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our officers, directors and employees. The most recent version is available on the Investor Relations section of our website at www.asiainfo-linkage.com. The information contained on our website is not incorporated by reference into this Proxy Statement. If we make any substantive amendments to the code or grant any waiver from a provision of the code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means required by applicable law.

Communications by Stockholders with Directors

Either or both of the Co-Chairmen of our Board may receive and distribute to our Board, and arrange for responses to, communications from stockholders. Stockholders may communicate with any and all of our directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

c/o Corporate Secretary

AsiaInfo-Linkage, Inc.

4th Floor, Zhongdian Information Tower

6 Zhongguancun South Street, Haidian District

Beijing 100086, China

Fax: +8610 8216 6655 or

Email Address: lvsn@asiainfo-linkage.com

Our Corporate Secretary maintains a log of such communications and transmits as soon as practicable such communications to either or both of the Co-Chairmen and the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communications, as determined by the Corporate Secretary. Our Board or individual directors so addressed are advised of any communication withheld for safety or security reasons as soon as practicable. The Corporate Secretary relays all communications to directors absent safety or security issues.

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Our Board has appointed the firm of Deloitte Touche Tohmatsu CPA Ltd., or Deloitte Touche Tohmatsu, as our independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting for the fiscal year ending December 31, 2012, and recommends that stockholders vote for ratification of this appointment. Deloitte Touche Tohmatsu has audited our financial statements since our inception in 1993.

Stockholder ratification of the appointment of Deloitte Touche Tohmatsu as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, our Board is submitting the appointment of Deloitte Touche Tohmatsu to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, our Audit Committee and our Board will reconsider whether or not to retain Deloitte Touche Tohmatsu. Even if the appointment is ratified, our Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of our company and our stockholders. Representatives of Deloitte Touche Tohmatsu are not expected to be present at the Annual Meeting, but we expect that they will participate telephonically, they will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to appropriate questions.

The following discussion describes the fees billed by Deloitte Touch Tohmatsu for services rendered on our behalf during 2011 and 2010. For additional information on the types of fees discussed below, and our Audit Committee’s pre-approval procedures, see the discussion below under the heading “Audit Committee Report.”

Information Regarding Fees

Audit Fees

The aggregate audit fees billed by Deloitte Touche Tohmatsu for the fiscal years ended December 31, 2011 and December 31, 2010 were approximately $1,872,000 and $1,996,000, respectively. Services provided include professional services rendered for the audit of our consolidated financial statements included in our Annual Report on Form 10-K, audit of our internal control over financial reporting, reviews of the condensed consolidated financial information included in our Quarterly Reports on Form 10-Q and professional services rendered in connection with our filing of certain registration statements.

Audit-Related Fees

Deloitte Touche Tohmatsu did not bill any fees for audit-related services for the fiscal year ended December 31, 2011. The aggregate audit-related fees billed by Deloitte Touche Tohmatsu for the fiscal year ended December  31, 2010 were approximately $65,000.

Tax Fees

The aggregate fees billed by Deloitte Touche Tohmatsu for professional services for corporate tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2011 and December 31, 2010 were approximately $127,000 and $131,000, respectively.

All Other Fees

Deloitte Touche Tohmatsu did not bill any fees for any other services for either of the fiscal years ended December 31, 2011 and December 31, 2010.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting, assuming a quorum is present. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but abstentions will have the same effect as voting against the proposal. Banks, brokers and other nominees who have not received voting instructions from their customers with respect to shares held beneficially for such customers may vote such shares on a discretionary basis for the ratification and appointment of Deloitte Touche Tohmatsu as our independent registered public accounting firm for the fiscal year ending December  31, 2012.

Recommendation of Our Board

Our Board recommends that the stockholders vote “FOR” the ratification of the appointment of Deloitte Touche Tohmatsu as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

MANAGEMENT

Board of Directors and Executive Officers

The following table sets forth certain information with respect to our current directors and our executive officers:

Board of Directors	Age	Position
Jian (James) Ding	46	Co-Chairman of the Board
Libin Sun	49	Executive Co-Chairman of the Board
Steve Zhang	48	Director
Sean Shao	55	Director
Yungang Lu	48	Director
Davin A. Mackenzie	51	Director
Thomas J. Manning	56	Director
Suning (Edward) Tian	48	Director
Xiwei Huang	41	Director

Executive Officers	Age	Position
Steve Zhang	48	President and Chief Executive Officer
Jun (Michael) Wu	44	Executive Vice President and Chief Financial Officer
Yadong Jin	42	Executive Vice President, Chief Technology Officer and General Manager of Marketing
Guoxiang Liu	48	Executive Vice President
Feng Liu	40	Vice President and General Manager of Research & Development of AsiaInfo-Linkage Technologies Division
Libin Sun	49	Executive Co-Chairman

For biographical summaries of Jian (James) Ding, Yungang Lu and Libin Sun, see the section above entitled “Proposal No. 1: Election of Directors—Nominees for Class I Directors” beginning on page 4 of this Proxy Statement.

Steve Zhang has been our President and Chief Executive Officer, as well as a member of our Board, since May 2005. Mr. Zhang joined us in December 1999 as Vice President for Software and went on to hold several prominent positions with us, including head of our Software Products Strategic Business Unit, General Manager of our Operations Support Systems Strategic Unit, as well as Chief Technology Officer and Acting General Manager of our China Mobile Customer Account. Most recently, Mr. Zhang served as President and CEO of AsiaInfo Technologies, our wholly-owned subsidiary. During the ten years before he joined us, Mr. Zhang worked for several successful companies in Silicon Valley, including Blue Martini Software, Inc., Hyperion Solutions, Inc., Arbor Software, Versant Object Technology, Inc. and Sun Microsystems. Mr. Zhang received an M.S. in Computer Science from Rice University and a Doctorate in Information Science from the University of Pisa, Italy.

Mr. Zhang has extensive executive experience in China’s telecommunications software industry and provides our Board with valuable insight regarding our products and services, as well as future strategic opportunities and technological needs of AsiaInfo-Linkage and our industry.

Sean Shao has been a member of our Board since July 2010. Mr. Shao currently serves as (i) independent director and chairman of the audit committee of: Xueda Education Group, a Chinese personalized tutoring services company listed on the NYSE, since March 2010; China Biologic Products, Inc., a biopharmaceutical company listed on Nasdaq, since July 2008 and Yongye International, Inc., a Chinese agricultural company listed on Nasdaq, since April 2009; (ii) independent director and chairman of the nominating committee of Agria

Corporation, a Chinese agricultural company listed on the NYSE since November 2008; and (iii) independent director and chairman of the audit committee and compensation committee of China Nuokang Bio-Pharmaceutical, Inc., a biopharmaceutical company listed on Nasdaq since September 2008. He served as the chief financial officer of Trina Solar Limited from 2006 to 2008. In addition, Mr. Shao served from 2004 to 2006 as the chief financial officer of ChinaEdu Corporation, an educational service provider, and of Watchdata Technologies Ltd., a Chinese security software company. Prior to that, Mr. Shao worked at Deloitte Touche Tohmatsu for approximately a decade. Mr. Shao received his master’s degree in health care administration from the University of California at Los Angeles in 1988 and his bachelor’s degree in art from East China Normal University in 1982. Mr. Shao is a member of the American Institute of Certified Public Accountants.

Davin A. Mackenzie has served as a member of our Board since August 2004. Mr. Mackenzie has served as a consultant for Greater China in the Beijing office of Spencer Stuart, an executive search consulting firm, since February 2012. He previously founded and served as the Managing Director of Telopea Capital Limited, an investment advisory firm, from December 2009 to February 2012. Mr. Mackenzie has served as a director and a member of the Audit Committee of Mecox Lane Limited, an online platform for apparel and accessories in China, since October 2011. He has served as a director and a member of the Audit Committee of The9 Limited, an online gaming company, since September 2005. From April 2008 to December 2009, Mr. Mackenzie was the Managing Director and Beijing Office Chief Representative of Arctic Capital Limited, a private equity firm focused on Asian growth capital and mid-market buyout investments. From September 2000 to March 2008, he was a Managing Director of Peak Capital, a boutique private equity firm focused on Greater China. Prior to Peak Capital, Mr. Mackenzie served for seven years with the International Finance Corporation, the private investment arm of the World Bank, including four years as the Country Manager for China and Mongolia. Prior to the IFC, Mr. Mackenzie served as a senior associate at Mercer Management Consulting, a business consulting firm, in Washington, D.C., and as a manager in the First National Bank of Boston, an international bank, in Taipei, Taiwan. Mr. Mackenzie received a B.A. in Government from Dartmouth College, an M.A. in International Studies from the University of Pennsylvania, and an M.B.A. from the Wharton School at the University of Pennsylvania. He has also completed the World Bank Executive Development Program at the Harvard Business School.

Mr. Mackenzie has extensive experience in corporate finance, international banking, financial reporting and mergers and acquisitions. His leadership abilities and experience in Asia enable him to make a meaningful contribution to our Board.

Thomas J. Manning has been a member of our Board since October 2005. Mr. Manning currently serves as the Chief Executive Officer of Cerberus Asia Operations & Advisory Limited, a subsidiary of Cerberus Capital Management, a global private equity firm, where he has served since April 2010. He has also served as an independent non-executive director of Gome Electrical Appliances Company, a large retailer in China listed on the Hong Kong Stock Exchange, or HKSE, since May 2007, and as an independent non-executive director of iSoftStone Information Technology (Group) Co., Ltd., an IT outsourcing company in China listed on the NYSE, since December 2010. From August 2004 to August 2010, Mr. Manning served as an independent non-executive director of Bank of Communications, a large commercial bank in China and a HKSE-listed company, where he chaired the compensation committee. Mr. Manning served as the Chief Executive Officer of Indachin Limited, a venture management firm based in Hong Kong, from October 2005 to March 2009; Chairman of China Board Directors Limited, a board advisory firm based in Hong Kong, from August 2005 to April 2010; and a director of Bain & Company, where he was a member of Bain’s China Board and head of Bain’s information technology strategy practice in the Silicon Valley and Asia from August 2003 to January 2005. Mr. Manning served as Global Managing Director of the Strategy & Technology Business of Capgemini, Chief Executive Officer of Capgemini Asia Pacific, and Chief Executive Officer of Ernst & Young Consulting Asia Pacific, where he led the development of consulting and IT service and outsourcing businesses across Asia from June 1996 to January 2003. Early in his career, Mr. Manning was with McKinsey & Company from August 1979 to September 1985, where he developed a corporate strategy practice for medical industry clients, and Buddy Systems, Inc. a telemedicine company he founded and led from September 1985 to September 1991. He received a bachelor’s degree in East Asian Studies from Harvard University and an M.B.A. from the Graduate School of Business of Stanford University.

Mr. Manning has extensive experience in corporate finance, strategic planning and international operations and provides valuable insight on business strategy development and strategic partnerships to our Board.

Suning (Edward) Tian has served as a member of our Board since our inception. Dr. Tian is the founder and has been the Chairman of China Broadband Capital Partners, L.P., one of the first Chinese TMT sector focused private equity funds since February 2006. Dr. Tian has also served as an independent director of MasterCard Incorporated, a credit card company, since April 2006, a senior advisor of Kohlberg Kravis Roberts & Co., a private equity firm, since November 2006, an independent director of Lenovo Group Limited since August 2007, a nonexecutive director of Media China Limited (formerly Asian Union New Media (Group) LTD), a media company and satellite channel operator in China, since January 2008 and an independent director of Taikang Life Insurance Company Limited, a Chinese life insurance company, since July 2008. From April 2002 to May 2006, he served as Chief Executive Officer of China Netcom (Group) Company Limited (formerly China Netcom Corporation Ltd.), a Chinese telecommunications provider, and Vice President of China Network Communication Group Corporation, a Chinese telecommunications provider. His other directorships include serving as a Director of China Netcom Group between 2001 and May 2006 and Vice Chairman of PCCW Limited, a telecommunications holding company, from April 2005 to March 2007. Prior to joining China Netcom Group in 2002, Dr. Tian and Jian (James) Ding co-founded our company in 1993 and Dr. Tian served as our President through May 1999. Dr. Tian received an M.S. from the Graduate School of the Chinese Academy of Science in Beijing and a Ph.D. in Environmental Management from Texas Tech University.

Dr. Tian’s long-standing history with us and his extensive understanding of the telecommunications industry provide our Board a valuable resource for assessing and managing risks and developing our corporate strategies.

Xiwei Huang has served as a member of our Board since July 2010. Dr. Huang served as our Chief Operating Officer from July 2010 to March 2011. Since April 2011, Dr. Huang has served as the President and Executive Director of Nanjing King-friend Biochemical Pharmaceutical Co., Ltd, a medicine production company in China. Dr. Huang served as a member of the board of directors and Senior Vice President of Linkage from January 2004 to July 2010, where he also served as its Chief Operating Officer and Chief Accounting Officer from January 2009 to July 2010 and as its Vice President overseeing technology from October 1998 to December 2003. Dr. Huang received a B.S. in Electrical Engineering from Nanjing University of Science and Technology, an M.S. in Signal and Information Processing from Nanjing University of Posts and Telecommunications, and a Ph.D. in Information and Electrical Systems from Shanghai Jiaotong University.

Dr. Huang has extensive executive experience at Linkage and provides our Board with valuable perspective with respect to the historical business of Linkage and our current company and assists our overall leadership structure at an important phase in our strategic development.

Jun (Michael) Wu has been our Executive Vice President and Chief Financial Officer since August 2010. Prior to joining us, Mr. Wu served as the Chief Financial Officer of iSoftStone Information Technology (Group) Co., Ltd., an China based IT outsourcing company listed on the NYSE, from March 2008 to August 2010. From May 2006 to March 2008, Mr. Wu served as the Vice President of Finance of HuaWei Technologies, a telecommunications solutions provider in China, where he was responsible for corporate investment, treasury and taxation, planning and reporting, and worldwide financial operation. From March 1997 to July 2005, Mr. Wu was with Lucent Technologies China, the subsidiary of Lucent Technologies Inc., where he led the finance, accounting, contract management and information system functions, and his last position was the Chief Financial Officer of Lucent China. Prior to joining Lucent Technologies, Mr. Wu held various financial management positions with SAP (China) Co. Ltd., and Walls (China) Co. Ltd., a joint venture under Unilever. Mr. Wu holds a Master of Business Administration from the City University, Seattle, Washington and is an accounting graduate from the University of International Business and Economics.

Yadong Jin has been our Executive Vice President and Chief Technology Officer since December 2011, and has also served as our General Manager of Marketing since November 2008. Prior to joining us, Mr. Jin served as the Consultation Director of Hewlett-Packard Development Company from January 2005 to November 2008. Mr. Jin received bachelor’s and master’s degrees in Computer Science from Nanjing University.

Guoxiang Liu has been our Executive Vice President since July 2010. Prior to joining us, Mr. Liu served as a member of the board of directors of Linkage from 2004 to July 2010, where he also served as its President from January 2007 to July 2010, as its Senior Vice President overseeing its sales operations from 2004 to January 2007, as its Vice President overseeing its technology center from 1998 to 2004, and as a manager from 1997 to 1998. From 1986 to 1997, Mr. Liu worked as a researcher and lecturer in the computer science department at Nanjing University of Post and Telecommunications. Mr. Liu received a B.S. in Computer Science from Fudan University.

Feng Liu has been Vice President of our AsiaInfo-Linkage Technologies Division and General Manager of the division’s Research and Development department since June 2005. From 1996 to June 2005, he served as our Chief Director of Software Development, General Manager of our Global Delivery Service Center and the Assistant General Manager of our Research and Development department, responsible for the development and design of several of our core software products. Mr. Liu received a B.S. in Engineering Mechanics from Tsinghua University.

Arrangements Regarding Appointment of Directors and Executive Officers

In July 2010, pursuant to our business combination agreement with Linkage, Libin Sun was appointed as a director and our Executive Co-Chairman, Xiwei Huang was appointed as a director and our Vice President and Chief Operating Officer, Sean Shao was appointed as a director, and Guoxiang Liu was appointed as our Executive Vice President. For more information regarding the business combination agreement and related agreements, including a stockholders’ agreement pursuant to which Edward Tian and Libin Sun have each agreed to vote all of their respective voting shares in favor of the other’s election or re-election to our Board, see the discussion below under the heading “Certain Relationships and Related Transactions—Agreements Relating to our Business Combination with Linkage.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of those policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the detailed information presented in the tables below under the heading “Compensation Paid to Named Executive Officers.” The tables that you find in this Proxy Statement contain specific information about the compensation earned or paid in 2009, 2010 and 2011 to the following individuals, whom we also refer to as our “named executive officers”:

•	Steve Zhang, President and CEO

•	Jun (Michael) Wu, Executive Vice President and CFO

•	Yadong Jin, Executive Vice President, Chief Technology Officer and General Manager of Marketing

•	Guoxiang Liu, Executive Vice President

•	Feng Liu, Vice President and General Manager of Research and Development—AsiaInfo-Linkage Technologies Division

Overview of Compensation Program

Our Compensation Committee has responsibility for establishing, implementing and monitoring adherence to our compensation philosophy and objectives. Our Compensation Committee is responsible for ensuring that the total compensation paid to our executive officers is fair, reasonable and competitive. Our compensation decisions with respect to executive officer salaries, annual incentives and long-term incentive opportunities are influenced by (a) the officer’s level of responsibility and function; (b) our overall financial performance and, in some cases, the officer’s business unit; and (c) our assessment of the competitive marketplace, including other peer companies.

Compensation Philosophy and Objectives

All of our compensation programs, including our executive compensation programs, are designed to attract and retain key employees in the highly competitive information technology software and services marketplace in China. Our executive compensation programs are also designed to motivate our executives to achieve and reward them for superior performance in attaining corporate and individual objectives that create stockholder value. Different programs, including both cash and stock-based compensation, are geared toward short-term and long-term performance, respectively, with the goal of aligning employee interests with stockholder interests and increasing stockholder value over the long term. Executive compensation programs impact all employees by setting general levels of compensation and creating an environment of goals, reward and expectations. Our Compensation Committee also monitors our compensation policies and practices to ensure they do not incentivize risk-taking or other unintended risks that are reasonably likely to have a material adverse effect on us. Finally, we endeavor to ensure that our compensation programs are viewed as fundamentally fair to our stockholders.

Compensation Programs and Process

Elements of Compensation

Elements of compensation for our named executive officers include base salary, non-equity incentive compensation, long-term equity incentive awards, pension plan, health, disability and life insurance and certain other perquisites. We use salary as the base amount necessary to match our competitors for executive talent. We utilize cash incentive payments to reward performance achievements over the course of a one-year horizon and we use equity incentive awards to reward long-term performance, with excellent corporate performance and extended tenure producing potentially significant value for our named executive officers. We believe that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term stockholder value, and encourages executive recruitment and retention.

Compensation Process

Our Compensation Committee is responsible for establishing, implementing and monitoring the compensation of our named executive officers. Our Compensation Committee meets outside the presence of all executive officers, including our named executive officers, to consider appropriate compensation for our CEO. Our Compensation Committee conducts its analysis with input from our Human Resources, or HR department, which receives comparative salary data generated from participation in annual benchmarking compensation surveys, or the Salary Surveys, administered by Mercer Human Resource Consulting LLC, or Mercer, and Taihe Business Management Consulting Co. Ltd., or Taihe, each of which are independent consulting firms.

When making compensation decisions, our Compensation Committee analyzes the dollar amount of each component of the executive officer’s compensation, including current cash compensation (base salary and non-equity plan incentive compensation), long-term equity incentive program compensation, and any other compensation.

Steve Zhang, our CEO, is responsible for conducting an annual review of each other named executive officer’s performance and recommending the appropriate base salary and other forms of compensation for such officer to our Compensation Committee. Mr. Zhang receives base salary recommendations from our HR department based on the Salary Surveys described above. In addition, Mr. Zhang recommends annual performance milestones for each other named executive officer for the purpose of determining annual non-equity incentive compensation.

Mr. Zhang’s base salary is set by our Compensation Committee, which analyzes the Salary Surveys to ensure that his pay is competitive. Our Compensation Committee also determines Mr. Zhang’s equity and non-equity incentive compensation based on corporate performance milestones which are set by our Compensation Committee. Finally, our Compensation Committee grants long-term equity awards to Mr. Zhang.

Except as set forth below, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, or between cash and non-cash compensation. However, our philosophy is to pay our executive officers competitive levels of compensation that best reflect their individual responsibilities and contributions to us.

We choose to pay each element of compensation in order to attract and retain necessary talent, reward annual performance (on an individual, business unit and enterprise-wide basis) and provide incentives for achieving long-term strategic goals as well as short-term objectives. The amount of each element of compensation is determined by our Compensation Committee in consultation with our CEO with respect to the other named executive officers, and, with respect to the CEO, by our Compensation Committee. Compensation decisions for all named executive officers take into account the following factors:

•	Performance against corporate and individual objectives for the previous year;

•	Value of skills and capabilities to support our long-term performance;

•	Performance of general management responsibilities; and

•	Contribution as a member of our executive management team.

The Role of Stockholder Say-on-Pay Votes

Our board of directors, Compensation Committee, and management value the opinions of our stockholders. We provide our stockholders with the opportunity to cast an annual advisory vote on executive compensation, or Say-on-Pay. Although the advisory Say-On-Pay vote is non-binding, our Compensation Committee has considered the outcome of the vote when making compensation decisions for named executive officers. At our annual meeting of stockholders held in April 2011, approximately 98% of the stockholders who voted on the Say-on-Pay proposal voted in favor of the proposal. Our Compensation Committee believes that this evidences our stockholders’ support for our approach to executive compensation, which did not change during 2011 as a result of the stockholder vote. Our Compensation Committee will continue to consider the outcome of our Say-on-Pay votes when making future compensation decisions for our named executive officers.

Base Salary

Base salary levels for our named executive officers are intended to compensate executives competitively within the information technology marketplace in China. Base salary rewards core competence in an executive role relative to an officer’s skills, experience and contributions to our business. Base salaries are determined on an individual basis by evaluating each executive officer’s scope of responsibility, past performance, and data on prevailing compensation levels in an appropriate market comparison group. Each year our HR department participates in the Mercer salary surveys, which collect compensation data, including base salary statistics, from “peer” companies in the IT, software and telecommunications industries. The survey conducted by Taihe covers Chinese companies in the IT industry (including, for example, Neusoft, Huawei, Digital China SI-TECH, Datang Mobile and ZTE Corporation), while the participants in the Mercer survey are primarily Chinese subsidiaries of foreign-owned businesses (including, for example, Amdocs Beijing, Oracle, Cisco Systems, EMC Beijing, HP Beijing, IBM Beijing and Microsoft Beijing). We generally receive results from the Salary Surveys during the third quarter of each year and begin to analyze base salary adjustments at that time. Assuming that a named executive officer has achieved satisfactory individual performance, our general approach is to compensate named executive officers at or near (a) the 50th percentile of salaries of executives with similar roles at comparable companies that participate in the Mercer Salary Survey, and (b) the 80th or 90th percentile of salaries of executives with similar roles at comparable companies that participate in the Taihe Salary Survey. We use a median percentile benchmark when analyzing the Mercer Salary Survey, in general, because the base salaries paid to executives at foreign-owned companies are substantially higher than those paid to their counterparts at Chinese-owned companies. We believe that these percentile benchmarks for base salaries, in combination with the other elements of compensation discussed below, provide the cash compensation level that would allow us to attract and retain talented officers. We believe that, given the industry in which we operate and the corporate culture that we have created, base compensation at this level is sufficient to retain our existing named executive officers and to hire new executive officers when and as required.

After considering job performance and marketplace competitiveness, the base salaries of our named executive officers for 2011 remained the same as those in effect at the end of 2010. The salary levels fixed in 2011 for our named executive officers are reflected in the “Summary Compensation Table” below. We believe that the base salary paid to our named executive officers during 2011 achieves our objectives, compares favorably to our peer group and is within our target of providing a base salary at the market median (with respect to international competitors) and at the higher range of the market with respect to our Chinese competitors.

Non-Equity Incentive Compensation

In June 2011 we established the 2011 Employee Incentive Program, or the 2011 EIP, which consists of various non-equity incentive compensation programs, also referred to as ICPs. The ICPs are designed to reward our employees, including our named executive officers, with an opportunity to earn annual cash bonuses based both on our achievement of certain pre-established performance goals. For our named executive officers, these goals include the performance of the individual named executive officer’s functional business unit or department, as the case may be. We anticipate that we will continue to establish similar ICPs on an annual basis for succeeding years. The goals for our company-wide and individual measures are established so that target attainment is not assured under any ICP. The attainment of payment for performance at target or above requires significant effort on the part of our executives. Details on how payments were calculated under these ICPs in 2011, and specific factors our Compensation Committee considered, for our named executive officers are set forth below. While we do not target annual bonus opportunities at any particular percentage of total compensation, we target bonuses for our named executive officers at 42% to 67% of their respective base salary.

For 2011, our Compensation Committee determined, with input from our HR department, to base our CEO’s incentive compensation on our achievement of Board-established targets for net revenue and operating profits. These financial goals were set by our Board in March 2011. Our Compensation Committee determined that net revenues (meaning our GAAP revenue net of hardware costs) are an appropriate measure of our overall growth while operating profit is an appropriate measure of cost-effectiveness. These two elements were weighted equally, each at 35%. The other three elements were international business expansion, corporate culture building and leadership development, and business integration, which were weighted equally, each at 10%. Specific factors our Compensation Committee considered in determining Mr. Zhang’s 2011 incentive compensation targets included rewarding cost-effective, corporate growth, the extensive responsibilities associated with serving as our CEO, and Mr. Zhang’s historical service to us and strong performance reviews. In calculating Mr. Zhang’s incentive compensation, we first determined our percentage achievement for each financial and non-financial target and then multiplied the aggregate achievement percentage by Mr. Zhang’s target incentive compensation, which, for 2011, equaled 100% of his base salary. No incentive compensation is payable to Mr. Zhang if the aggregate achievement percentage for these five performance goals falls below 75%.

Except for our CEO, our named executive officers each received non-equity incentive compensation awards pursuant to the 2011 EIP, as set forth below:

•

The 2011 EIP’s Support Line Key Performance Index, or the Support Line KPI, governs non-equity incentive compensation for Jun (Michael) Wu, our Executive Vice President and CFO, and Mr. Guoxiang Liu, Executive Vice President. For 2011, awards under the 2011 EIP were generally payable to participating employees based on the following four factors: 25% weighting accorded to net revenue, 25% weighting accorded to operating profits, 40% weighting accorded to the applicable department’s performance goals and 10% weighting accorded to internal satisfaction and evaluation by other departments to which such applicable department provides support. For Messrs. Wu and Liu, their awards also included management KPI and were payable based on the following four factors: (i) a 20% weighting accorded to the aggregate achievement percentage of above four performance goals; (ii) a 60% weighting accorded to the implementation of key projects and strategic tasks; (iii) a 10% weighting accorded to evaluations by other departments to which such applicable department provides support; and (iv) a 10% weighting accorded to achievement of certain human resources development goals. These objectives may change from year to year as our business and departmental priorities evolve. Our CEO recommended and our Compensation Committee determined all incentive compensation payable under the 2011 EIP to Mr. Wu and Mr. Liu. Specific factors our Compensation Committee considered in determining such 2011 incentive compensation included rewarding cost-effectiveness, corporate growth, the extensive responsibilities associated with their services, the timing and extent of services provided to us and their performance reviews. In calculating incentive compensation payable under the Support Line KPI, the target realization bonus for all employees of an individual department, which equaled 25% to 67% of such employees’ aggregate base salaries, was multiplied by that department’s aggregate achievement percentage of all of the factors as set forth above. No incentive compensation would have been payable to any member of a department if the department’s overall achievement percentage were below 75%. The bonus pool allocable to a department was then further allocated among individual employees by the head of each department, and our CEO determined the amount allocable to each individual department head.

•

The 2011 EIP’s R&D Line Key Performance Index, or the R&D Line KPI, governed non-equity incentive compensation for Mr. Feng Liu, Vice President and General Manager of Research and Development of our AsiaInfo-Linkage Technologies Division. For 2011, awards under the R&D Line KPI were generally payable to participating employees based on the following five factors: 7.5% weighting accorded to net revenue, 7.5% weighting accorded to operating profits, 50% weighting accorded to the contribution rate to each account line, 15% weighting accorded to the net orders per headcount, and 20% weighting accorded to product satisfaction. For Mr. Liu, his award also included management KPI and was payable based on the following four factors: (i) a 60% weighting accorded to the aggregate achievement percentage of above five performance goals; (ii) a 25% weighting accorded to the implementation of key projects and strategic tasks; (iii) a 5% weighting accorded to evaluations by other departments to which such applicable department provides solutions and products; (iv) a 5% weighting accorded to operational proficiency; and (v) a 5% weighting accorded to achievement of certain human resources development goals. Because our R&D department plays a critical role in supporting these units, our Compensation Committee believes it is appropriate, in large part, to align incentive compensation for our R&D department by looking at a combination of the success of each business unit to which it contributes and the amount of resources it devotes to that business unit. A bonus pool for our R&D department is established by multiplying the overall achievement percentage of the department by a target incentive pool equal to 25% to 67% of all R&D employees’ base salaries, in the aggregate. No bonuses would have been payable if our R&D department’s achievement percentage were less than 75%. The resulting bonus pool allocable to our R&D department was distributed to individual employees by the head of R&D, Mr. Liu. Our CEO determined the incentive compensation payable to Mr. Liu.

•

The 2011 EIP MKT Line Key Performance Index, or the MKT Line KPI, governs non-equity incentive compensation for Mr. Yadong Jin, Executive Vice President, Chief Technology Officer and General Manager of Marketing. For 2011, awards under the MKT Line KPI were generally payable to participating employees based on the following six factors: 7.5% weighting accorded to net revenue, 7.5% weighting accorded to operating profits, 45% weighting accorded to our net customer orders, 10% weighting accorded to strategic marketing, 20% weighting accorded to customer consulting, and 10% weighting accorded to new product orders. For Mr. Jin, his award also included management KPI and was payable based on the following five factors: (i) a 65% weighting accorded to the aggregate achievement percentage of above six performance goals (ii) a 20% weighting accorded to the implementation of key projects and strategic tasks; (iii) a 5% weighting accorded to the evaluations from other department to which the applicable department provides services; (iv) a 5% weighting accorded to operational proficiency; and (v) a 5% weighting accorded to achievement of certain human resources development goals. No bonuses would have been payable if an applicable department’s achievement percentage were less than 75%. Our CEO determined the incentive compensation payable to Mr. Yadong Jin.

All of our employees, including our named executive officers, were eligible to participate in the 2011 Profit Sharing Program, or the 2011 PSP. The 2011 PSP is designed to allow employees to share in the profits generated by the business units within the telecommunications division. Under the 2011 PSP, 20% of the difference between the 2011 and 2010 actual marginal profit of each business unit is allocated to fund distributions. Of the amount funded from each business unit, 50% is allocated to each such business unit for further distribution among its employees and the remainder is allocated for company-wide distribution by our CEO. Upon approval of our Compensation Committee, no more than ten percent of each business unit’s profit allocation is awarded to our CEO.

Long-Term Equity Incentive Program

We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards. Our equity compensation plans have been established and implemented to provide certain of our employees, including our named executive officers, with incentives to help align those employees’ interests with those of our stockholders. Our Compensation Committee believes that this use of equity awards offers the best approach to achieving our compensation goals. We have not adopted stock ownership guidelines and our equity compensation plans have historically provided the principal method for our executive officers to acquire equity interests in us.

Before 2005, we generally provided long-term equity incentives to our named executive officers, and to other employees, through the grant of stock options under our stock option plans. Stock options were generally granted at an exercise price equal to 100% of the fair market value of our common stock on the date of grant, with a ten-year term and generally subject to a four-year vesting period. Stock options were generally granted to our named executive officers upon commencement of their employment with us and thereafter based on long-term strategic and performance objectives. When determining the number of stock options to be awarded to an executive officer, our Compensation Committee considered the executive officer’s current contribution to our performance, the executive officer’s anticipated contribution in meeting our long-term strategic performance goals, and comparisons to formal and informal surveys of executive stock option grants made by similarly-situated information technology companies in China. In October 2005, our Compensation Committee approved the acceleration of vesting of approximately 2.1 million unvested stock options previously awarded to employees, officers and members of our Board under our 2000 Stock Option Plan and 2002 Stock Option Plan. The primary purpose of the accelerated vesting was to enable us to avoid recognizing future compensation expense associated with our adoption in 2006 of FASB Statement No. 123R, “Share-Based Payment,” now known as Accounting Standards Codification, or ASC, Topic 718.

In 2005, pursuant to the AsiaInfo Holdings, Inc. 2005 Stock Incentive Plan, or the 2005 Incentive Plan, we began to implement a policy of granting restricted stock units, or RSUs, instead of stock options, to our directors, officers and employees.

In November 2006, our Compensation Committee approved grants of performance-based restricted stock units, or PSUs, to key employees, managers and executive officers under the 2005 Incentive Plan. The PSUs vested based on, and were allocated among, five different performance goals and were, in some cases, also subject to certain holding periods.

At our Annual Meeting of Stockholders in April 2008, our stockholders approved and ratified the AsiaInfo Holdings, Inc. 2008 Stock Incentive Plan, or the 2008 Incentive Plan. The purpose of the 2008 Incentive Plan, which is administered by our Compensation Committee, is to enhance long-term stockholder value by offering opportunities to our employees, directors, officers, consultants, agents, advisors and independent contractors to participate in our growth and success, and to encourage them to continue providing services to us and to acquire and maintain stock ownership in us. Pursuant to the 2008 Incentive Plan, our Compensation Committee, as the plan administrator, has discretion over whether and to whom to grant awards.

In March 2009, our Compensation Committee approved grants of PSUs and RSUs to key employees, managers and executive officers under the 2008 Incentive Plan. The PSUs vest based on performance goals and are, in some cases, also subject to certain holding periods. Specific factors our Compensation Committee considered in approving these awards included the value of creating a direct and transparent link between compensation and management achievement of specific business performance targets and aligning the interests of our executives with those of our stockholders, as well as our historical performance, the individual historical performance and contributions of members of our management team, the skills, capabilities and responsibilities of individual members of our management team. Finally, the vesting of PSUs based on continued employment is designed to facilitate retention.

The value and the terms of the PSUs granted to our named executive officers are set forth below under the headings “Summary Compensation Table.” All of the PSUs granted to named executive officers during 2006 are either vested or forfeited and part of the PSUs granted to named executive officers during 2009 have vested following the achievement of certain business performance targets specified in the PSU agreements during 2010.

At our Annual Meeting of Stockholders in April 2011, our stockholders approved and ratified the AsiaInfo-Linkage, Inc. 2011 Stock Incentive Plan, or the 2011 Incentive Plan. The purpose of the 2011 Incentive Plan, which is administered by our Compensation Committee with the assistance of management, is to enhance long-term stockholder value by offering opportunities to our employees, directors, officers, consultants, advisors and independent contractors to participate in our growth and success, and to encourage them to remain in the service of us and to acquire and maintain stock ownership in us. Pursuant to the 2011 Incentive Plan, our plan administrator has discretion over whether and to whom to grant awards.

In December 2011, our Compensation Committee approved grants of stock options to key employees, managers and executive officers under the 2011 Incentive Plan. Stock options were granted at an exercise price equal to

100% of the fair market value of our common stock on the date of grant, with a ten-year term and generally subject to a four-year vesting period, except for the stock options granted to our CEO and certain of our executive officers. The stock options granted to our CEO will vest in two annual installments of 17.5% and two annual installments of 32.5%, and the stock options granted to certain of our executive officers will vest in two annual installments of 20% and two annual installments of 30%. When determining the number of stock options to be awarded to an executive officer, our Compensation Committee considered the executive officer’s current contribution to our performance, the executive officer’s anticipated contribution in meeting our long-term strategic performance goals, and comparisons to formal and informal surveys of executive stock option grants made by similarly-situated information technology companies in China.

The value and the terms of the stock options granted to our named executive officers are set forth below under the headings “Summary Compensation Table” and “Terms of Stock Options.”

Pension Plans

Our employees in China are entitled to retirement benefits calculated with reference to their base salaries upon retirement and their length of service in accordance with a government managed social welfare plan. The Chinese government is responsible for administering the benefits for these retired employees. We are required to make contributions to the state social welfare plan at a rate of 10% to 22% of the monthly base salaries of our current employees.

For the benefit of our small number of employees who are citizens or lawful permanent residents of the United States, we have adopted a Simplified Employee Pension Plan, or the Pension Plan. The Pension Plan covers employees who have worked at AsiaInfo-Linkage for at least six months. We make monthly contributions under the Pension Plan in an amount equal to 5% of each covered employee’s monthly salary. The contributions are tax deductible by us and are not taxable to our employees. Withdrawals are taxable as ordinary income, and withdrawals before age 59 1/2 may be subject to tax penalties. For U.S. tax purposes, we believe the Pension Plan constitutes a qualified defined contribution plan.

In 2011, we contributed approximately $14,000 to the accounts of all employees covered by the Pension Plan. With respect to our named executive officers, we contributed approximately $11,000 on behalf of Steve Zhang.

The value of social welfare and Pension Plan benefits is reflected in the “Summary Compensation Table” below.

Other Compensation

Our named executive officers are eligible to participate in benefits programs generally available to other employees, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance. Other benefits provided to named executive officers during 2011 included housing allowances, educational allowances for children, and home visit allowances.

As part of our compensation program, we have entered into agreements with Steve Zhang, Jun (Michael) Wu and Guoxiang Liu pursuant to which they may be entitled to receive severance benefits upon the occurrence of certain enumerated events following a change of control. The events that trigger payment are generally those related to termination of employment or detrimental changes to the executive’s terms and conditions of employment. For a more detailed description, see the discussion below under the heading “Potential Payments upon Termination of Employment or Change of Control.” We believe that this structure will help: (i) assure the executive’s full attention and dedication to us, free from distractions caused by personal uncertainties and risks related to a pending or threatened change of control; (ii) assure the executives’ objectivity in fulfilling the interests of stockholders; (iii) assure the executives of fair treatment in case of involuntary termination following a change of control; and (iv) maintain our ability to attract and retain key talent during uncertain times.

Tax and Accounting Implications

Policy Regarding Section 162(m) of the Internal Revenue Code

Section 162(m) of the IRC generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company’s chief executive officer, chief financial officer or any of the three most highly compensated executive officers. Certain performance-based compensation, however, is exempt from the deduction limit. Our Compensation Committee has considered the potential impact of Section 162(m) of the IRC on the compensation paid to our executive officers. It is our Compensation Committee’s intention that, so long as it is consistent with its overall compensation objectives and philosophy, executive compensation will be deductible for U.S. federal income tax purposes. Awards issued under our stock incentive plans (including stock options, RSUs and PSUs) have been structured so that any taxable compensation derived pursuant to the exercise of options granted under such plans should not be subject to these deductibility limitations.

Accounting for Stock-Based Compensation

We account for stock-based payments in accordance with the requirements of ASC Topic 718, which requires us to estimate and record an expense over the service period of the award.

Summary Compensation Table

The following table sets forth information concerning the compensation earned for services rendered to us by each of our named executive officers for the fiscal years ended December 31, 2009, 2010 and 2011, respectively:

Name and Principal Position	Year	Salary ($)(1) (2)	Stock Awards ($)(1) (3)	Option Awards ($)(1) (3)	Non-Equity Incentive Plan Compensation ($)(1) (4)	All Other Compensation ($)(1) (5)		Total ($)(1) (6)
Steve Zhang, President and Chief Executive Officer	2011 2010 2009	341,222 267,933 203,156	— — 3,242,250	6,547,500 — —	— 908,706 596,783	156,168 149,238 88,589	(7)	7,044,890 1,325,877 4,130,778
Jun (Michael) Wu, Executive Vice President and Chief Financial Officer(8)	2011 2010	208,224 74,516	— 1,031,500	960,300 —	— 82,854	51,391 48,192	(9)	1,219,915 1,237,062
Yadong Jin, Executive Vice President, Chief Technology Officer and General Manager of Marketing	2011 2010 2009	111,095 105,176 101,261	— 497,000 458,500	960,300 — —	— 198,283 113,186	19,792 17,197 11,307		1,091,187 817,656 684,254
Guoxiang Liu, Executive Vice President(10)	2011 2010	158,254 78,322	— —	960,300 —	— 325,522	9,353 3,870		1,127,907 407,714
Feng Liu, Vice President and General Manager of R&D of AsiaInfo-Linkage Technologies Division	2011 2010 2009	99,986 94,902 91,702	— — 582,950	611,100 — —	— 156,542 99,050	10,937 9,962 8,975		722,023 261,406 782,677

(1)

All cash compensation payments are RMB denominated and have been converted to the U.S. dollar at the exchange rate of US$1.00=RMB6.8259 for 2009, US$1.00=RMB6.6000 for 2010 and US$1.00=RMB6.3009 for 2011, the exchange rates quoted by the Federal Reserve Bank of New York as of the last working day of 2009 and 2010 and as quoted by the Bank of China as of December 30, 2011, respectively. Any year-to-year increases in compensation may be fully or partially attributed to the appreciation of the RMB against the U.S. dollar.

(2)	Represents the dollar value of base salary earned during the fiscal years covered.
(3)

Represents the dollar amounts of the aggregate grant date fair value computed in accordance with ASC Topic 718. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for a discussion of all assumptions made by us in determining the ASC Topic 718 values of our equity awards.

(4)

Represents the dollar value of all earnings for services performed during 2009 and 2010 pursuant to awards under non-equity incentive plans, which are based on certain performance criteria. We expect the non-equity incentive plan compensation earned in 2011 to be calculated in March 2012 and paid in April 2012.

(5)

Includes our contributions for social welfare, Pension Plan, life insurance, health insurance benefits, housing allowance, home visit allowance, children’s education expenses and meal allowances, perquisites and other personal benefits.

(6)	Represents the sum of all compensation reflected in the preceding columns.
(7)	Includes $50,979 for housing allowance and $56,976 for children’s education expenses.
(8)	Mr. Jun (Michael) Wu has served as our Executive Vice President and CFO since August 2010.
(9)	Includes $15,871 for housing allowance and $12,697 for children’s education expenses.
(10)	Mr. Guoxiang Liu has served as our Executive Vice President since July 2010.

Internal Pay Equity

Among the factors influencing compensation decisions is our view that our executive compensation program be internally equitable in order for us to achieve our corporate objectives outlined above. Our Compensation Committee has considered the relationship between the total compensation paid to our CEO, CFO and other named executive officers to ensure that it regards the level of executive compensation as reasonable in light of our objectives. Our Compensation Committee has also considered the relationship between the mix of the individual elements of compensation paid to our CEO, CFO and other named executive officers. In analyzing these relationships, our Compensation Committee also considered relevant factors impacting compensation decisions, such as the mix of cash and equity compensation, the anticipated frequency of equity awards, vesting and other conditions associated with equity awards, the composition of our management team, the responsibilities, skills, capabilities and historical contributions of named executive officers, our performance, leadership considerations and employee morale.

In 2011, Steve Zhang, our CEO, received total compensation, including option awards and non-equity incentive plan compensation, significantly exceeding that of our other named executive officers, primarily reflecting significant long-term equity compensation. While significant long-term equity compensation granted to other named executives, such as the 2011 compensation of our Executive Vice President and CFO Jun (Michael) Wu, may impact internal comparisons, we generally expect Mr. Zhang’s total compensation to continue to exceed that of our other named executive officers. However, our Compensation Committee determined that these amounts were equitable and reasonable, based on a variety of factors, including Mr. Zhang’s comparatively greater responsibilities, his historical contributions to our growth, and our strong performance in 2011.

Risk Evaluation

Our Compensation Committee has reviewed various design elements of our compensation program to determine whether any of its aspects encourage excessive or inappropriate risk-taking, has considered the compensation policies and practices at our units, including their risk profile, their compensation structure and levels, their compensation expense relative to their revenues, and whether our employees received compensation that varied significantly from our overall risk and reward structure for the services such employee provided, and has considered additional factors, including that (a) substantially all of our employees are located in China, where employees’ salaries tend to be lower compared to the U.S. companies, and (b) stock options and restricted stock grants to our named executive officers under our equity incentive compensation programs generally vest over a period of three or four years. Our Compensation Committee has determined that the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us.

Agreements with Named Executive Officers

Employment-Related Agreements

Steve Zhang. In July 2010, we entered into an Executive Employment Agreement, an Employment Contract and a Confidentiality and Non-Competition Agreement, which we collectively refer to as the “Employment Agreements,” with our current CEO, Steve Zhang. Pursuant to the Employment Agreements, Mr. Zhang will continue to serve as our CEO for a three-year term, which will be automatically extended for an additional three years unless we or Mr. Zhang provide the other party with 90 days prior written notice that the term will not be so extended. Mr. Zhang will receive an annual base salary of approximately $341,000 in 2012. Mr. Zhang will be eligible for an annual bonus in an amount determined by our Board, will be eligible to participate in all long-term equity incentive plans and programs available to our senior executives, and will be entitled to participate in medical insurance and pension and welfare benefit plans, programs and arrangements generally available to our other senior executives. Mr. Zhang will receive an annual housing entitlement of approximately $24,000, an annual home visit allowance of $10,000, and annual education reimbursement for his children’s education through secondary school. Upon a change of control, regardless of whether Mr. Zhang is terminated, he will be entitled to immediate vesting of 100% of any outstanding unvested equity incentive awards. If Mr. Zhang’s employment terminates for any reason, he will be entitled to certain severance payments as described below under the heading “Potential Payments upon Termination of Employment and Change of Control.”

Jun (Michael) Wu. In August 2010, we entered into an Offer Letter, a three-year Employment Contract, a Confidentiality and Non-Competition Agreement, a Master Executive Employment Agreement and a Change-Of-Control Severance Agreement with our Executive Vice President and CFO, Jun (Michael) Wu. Pursuant to the terms of the Offer Letter and Employment Contract with Mr. Wu, Mr. Wu will receive an annual base salary of approximately $208,000 in 2012, and will be eligible for an annual bonus, the actual amount of which will depend upon Mr. Wu’s achievement of annual performance objectives. Mr. Wu is also entitled to an annual housing allowance of approximately $16,000, an annual tuition allowance of $13,000 for his children’s education, and an annual home visit allowance. Mr. Wu is entitled to participate in the health insurance, life insurance, long term disability insurance and other employee benefit arrangements generally available to our employees, as well as to vacation time and reimbursement of his reasonable business expenses. Pursuant to the Change-of-Control Severance Agreement with Mr. Wu, if we terminate Mr. Wu’s employment without cause or he resigns for good reason within the one-year period immediately following a change of control, he would be entitled to severance payments as described below under the heading “Potential Payments upon Termination of Employment and Change of Control.”

Yadong Jin. In November 2011, we entered into a three-year Employment Contract and a Confidentiality and Non-Competition Agreement with our Executive Vice President, Chief Technology Officer and General Manager of Marketing, Yadong Jin. Pursuant to the terms of the Employment Contract with Mr. Jin, Mr. Jin will receive an annual base salary of approximately $111,000 in 2012 and will be eligible for an annual bonus. The actual amount of the bonus will depend upon Mr. Jin’s achievement of his annual performance objectives.

Guoxiang Liu. In June 2010, we entered into a Master Executive Employment Agreement, a Confidentiality and Non-Competition Agreement, a PRC Employment Contract and a Change-Of-Control Severance Agreement with our Executive Vice President, Guoxiang Liu. Pursuant to the terms of the Master Executive Employment Agreement and the PRC Employment Contract with Mr. Liu, Mr. Liu will receive an annual base salary of approximately $158,000 in 2012 and will be eligible for an annual bonus, the actual amount of which will depend upon our financial performance, Mr. Liu’s performance evaluation and his contribution to us. Mr. Liu is entitled to participate in employee pension insurance, unemployment insurance, medical treatment insurance, work-related injury insurance and other social insurance in accordance with the relevant provisions concerning social insurance as established by PRC central and local government. Pursuant to the Change-of-Control Severance Agreement with Mr. Liu, if we terminate Mr. Liu’s employment without cause or he resigns for good reason within the one-year period immediately following a change of control, he would be entitled to severance payments as described below under the heading “Potential Payments upon Termination of Employment and Change of Control.”

Feng Liu. In January 2008, we entered into an Employment Contract and a Confidentiality and Non-Competition Agreement with the Vice President and General Manager of R&D of our AsiaInfo-Linkage Technologies Division, Feng Liu. Pursuant to the terms of the Employment Contract with Mr. Liu, Mr. Liu will receive an annual base salary of approximately $100,000 in 2012 and will be eligible for an annual bonus. The actual amount of the bonus will depend upon Mr. Liu’s achievement of his annual performance objectives.

Potential Payments upon Termination of Employment and Change of Control

Potential Payments to Mr. Zhang

Pursuant to the Executive Employment Agreement we entered into with Mr. Steve Zhang, if we terminate the employment of Mr. Zhang for any reason (other than death or disability), Mr. Zhang will be entitled to:

•	payment of all accrued and unpaid salary, bonus, reimbursable expenses, vacation and employee benefits;

•	the prorated amount of his annual bonus for the prior year;

•	a severance amount equal to 18 months of Mr. Zhang’s base salary for the year of the termination and annual bonus for the prior year;

•	one year of continued medical benefits;

•	one year of continued education reimbursement and housing entitlement; and

•	immediate vesting of 100% of any outstanding unvested equity incentive awards held by Mr. Zhang.

If Mr. Zhang’s employment terminates due to his death or disability, Mr. Zhang will be entitled to receive all of the termination benefits listed above, except that the severance amount would equal his base salary for the year of the termination and annual bonus for the prior year. If Mr. Zhang resigns for “good reason,” Mr. Zhang will be entitled to receive all of the termination benefits listed above, except that the severance amount would equal six months of his base salary for the year in which he resigns and immediate vesting would only apply to 50% of any outstanding unvested equity incentive awards. If we terminate the employment of Mr. Zhang or he resigns within one year after a “change of control,” Mr. Zhang will be entitled to receive all of the termination benefits listed above, except that the severance amount would equal 2.99 times his base salary for the year of the termination and annual bonus for the prior year.

For purposes of the Executive Employment Agreement with Mr. Zhang described above, resignation “for good reason” includes:

•	assignment to Mr. Zhang of any duties inconsistent in any materially adverse or diminutive respect with his position, authority, duties or responsibilities;

•	a reduction in Mr. Zhang’s base salary as in effect immediately before the change of control, except for a reduction that applies in equal proportion to all of our employees;

•	a material reduction in Mr. Zhang’s aggregate compensation opportunity, including base salary, bonus, and long-term or other incentive compensation opportunities;

•	failure to maintain Mr. Zhang’s employment positions set forth in the Employment Agreements;

•	an uncured material breach by us of a material provision of the Employment Agreements; or

•	expiration of the employment term under the Employment Agreements due to our provision of notice to Mr. Zhang that his employment term will not be extended.

For purposes of the Executive Employment Agreement with Mr. Zhang described above, a “change of control” will be deemed to have occurred upon the happening of any of the following:

•

any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our securities representing more than 45% of either the then outstanding shares of our stock or the combined voting power of our then outstanding securities;

•

during any period of twelve consecutive months, the individuals who, at the beginning of such period, constitute our Board cease to constitute at least a majority thereof because of a vote of our stockholders, subject to certain exceptions;

•

the consummation of a merger or consolidation of us with any other corporation other than (A) a merger or consolidation that would result in our voting securities outstanding immediately prior to such merger or consolidation continuing to represent at least 60% of the combined voting power of our voting securities or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of us or a similar transaction in which no person is or becomes the beneficial owner, directly or indirectly, of our securities representing 45% or more of either the then outstanding shares of our stock or the combined voting power of our then outstanding securities;

•	our stockholders or our Board approve a plan of complete liquidation or dissolution of us; or

•	the consummation of a sale or disposition by us of all or substantially all of our assets, excluding certain reorganization transactions.

Potential Payments to Mr. Wu and Mr. Liu

Each of Messrs. Jun (Michael) Wu and Guoxiang Liu entered into a Change-of-Control Severance Agreement with us. Pursuant to such agreements, if we terminate either of Messrs. Wu or Liu without cause or either of them resigns for good reason within one-year immediately following a change of control, Messrs. Wu and Liu would respectively be entitled to:

•	payment of all accrued and unpaid salary and bonus;

•

severance payments equal to the sum of (i) such executive’s base salary for the year in which the date of termination occurred (or, if higher, as in effect at the time of the change of control) and (ii) such executive’s target annual bonus for the year which the date of termination occurs (or, if higher, as in effect at the time of the change of control);

•	immediate vesting of 50% of any outstanding unvested stock options held by such executive as of the date of such termination;

•	exercise all vested stock options for a period of 18 months after the date of termination; and

•

medical benefits for one year and housing entitlement (including any housing allowance and any contribution made by us toward any government or company housing scheme) for six months following termination.

In the event of a change of control and regardless of whether or not a covered termination occurs, if the change of control is not effected by a business combination whereby the successor corporation assumes all of the executive’s outstanding stock options or replaces such stock options with options or similar incentives with a substantially equivalent economic value, Messrs. Wu and Liu would be entitled to immediate vesting of 50% of any outstanding unvested stock options held by them as of the date of such change of control. Such newly vested stock options shall become exercisable on the date of such change of control and shall remain exercisable thereafter in accordance with their respective terms.

For purposes of the Change-of-Control Severance Agreements with Messrs. Wu and Liu described above, termination “for cause” includes:

•	willful and continued failure by the executive substantially to perform his duties; or

•	willful engagement by the executive in conduct which is demonstrably and materially injurious to us.

For purposes of the Change-of-Control Severance Agreements with Messrs. Wu and Liu described above, resignation “for good reason” includes:

•

assignment to the executive of any duties inconsistent in any materially adverse or diminutive respect with his position, authority, duties or responsibilities from those in effect immediately prior to the change of control;

•	a reduction in the executive’s base salary as in effect immediately before the change of control, except for a reduction that applies in equal proportion to all of our employees; or

•

a material reduction in the executive’s aggregate compensation opportunity, including the executive’s base salary, bonus opportunity, if any, and long-term or other incentive compensation opportunity, if any.

For purposes of the Change-of-Control Severance Agreements with Messrs. Wu and Liu described above, a “change of control” will be deemed to have occurred upon the happening of any of the following:

•

any person (other than AsiaInfo-Linkage and certain affiliated entities) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our securities (other than any securities acquired directly from us) representing more than 45% of either the then outstanding shares of our stock or the combined voting power of our then outstanding securities;

•

during any period of twelve consecutive months, the individuals who, at the beginning of such period, constitute our Board cease to constitute at least a majority thereof because of a vote of our stockholders, subject to certain exceptions;

•	the consummation of a merger or consolidation of us with any other corporation other than (A) a merger or consolidation that would result in our voting securities outstanding immediately prior to such merger or consolidation continuing to represent at least 60% of the combined voting power of our voting securities or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of us or a similar transaction in which no person is or becomes the beneficial owner, directly or indirectly, of our securities (other than securities acquired directly from us) representing 45% or more of either the then outstanding shares of our stock or the combined voting power of our then outstanding securities;

•	our stockholders or our Board approve a plan of complete liquidation or dissolution of us; or

•	the consummation of a sale or disposition by us of all or substantially all of our assets, excluding certain reorganization transactions.

Other Potential Payments

Each of Messrs. Steve Zhang, Jun (Michael) Wu, Yadong Jin, Guoxiang Liu and Feng Liu entered into a Confidentiality and Non-Competition Agreement with us. Under the terms of these agreements, upon termination of employment of each of these individuals for any reason, we may elect to enforce a one-year non-competition provision by agreeing to pay 50% of such individual’s then-current annual base salary, payable in a lump sum or in monthly installments over the one-year period.

The following table sets forth the estimated payments and benefits that would be due to each of Mr. Zhang, Mr. Wu and Mr. Guoxiang Liu upon the termination of his employment without cause or resignation for good reason within the one-year period immediately following a change of control. The amounts provided in the table below assume that each such termination was effective as of December 31, 2011 (the last day of our 2011 fiscal year). These are merely illustrative of the impact of hypothetical events, based on the terms of arrangements then in effect. The amounts to be payable upon an actual termination of employment without cause or resignation for good reason within the one-year period immediately following a change of control can only be determined at the time of such event, based on the facts and circumstances then prevailing.

Name	Salary Continuation and Severance ($)(1)	Bonus Payment ($)(2)	Medical Benefits, Housing Allowance and Education Allowance Continuation ($)
Steve Zhang	3,737,285	908,706	123,431
Jun (Michael) Wu	208,224	—	18,804
Guoxiang Liu	158,254	—	3,148

(1)

This amount represents annual base salary for 2011 and any target bonus for 2011 (which have not yet been determined), and in the case of Mr. Zhang, 2.99 times the total of his 2011 base salary of $341,222 and his bonus for 2010 of $908,706. The 2011 target bonuses have not yet been determined, and we expect that our named executive officers would ordinarily receive a target bonus for the year. We expect the amount of annual target bonuses for 2011 to be calculated in March 2012 and paid in April 2012. Amounts would be payable as soon as practicable upon termination but no later than 30 days following the date of termination.

(2)

This amount represents the target annual bonus that would have been earned on December 31, 2011, which in the case of Mr. Zhang represents the annual bonus earned for 2010. The 2011 target bonuses have not yet been determined, and we expect that our named executive officers would ordinarily receive a target bonus for the year. Amounts would be payable as soon as practicable upon termination but no later than 30 days following the date of termination.

We have a long-standing severance policy for departing members of our senior management. In the event that we terminate an employee at the vice president level or above without cause, the employee will receive severance pay equal to one month’s base salary for each year he or she has been employed by us, or six month’s base salary, whichever is greater.

Periodically, our Compensation Committee analyzes and assesses all of our termination and change of control arrangements to determine whether they are necessary and appropriate under our current circumstances and given the circumstances of each individual named executive officer.

Terms of Stock Options

Our Compensation Committee approved stock option grants under our incentive plans to certain of our named executive officers in 2011. Each stock option granted is accompanied by and subject to the terms and conditions specified in a stock option agreement. Complete copies of or our standard stock option agreements are filed as exhibits to our Current Report on Form 8-K dated December 13, 2011. For the complete terms of the stock option awards, please refer to such filing.

2011 Stock Options. These stock options will vest in four annual installments from the first anniversary of grant date. However, the percentages of the stock options that will vest to our CEO and certain of our officers and employees are different, specifically:

•	The stock option granted to our CEO will vest in two annual installments of 17.5% and two annual installments of 32.5%.

•	The stock option granted to certain of our other executive officers will vest in two annual installments of 20% and two annual installments of 30%.

•	The stock option granted to other employees will vest in four annual installments of 25% equally.

These stock options were granted at an exercise price equal to 100% of the fair market value of our common stock on the date of grant and have a ten-year term. As of the date of this Proxy Statement, none of these stock options granted to our named executive officers during 2011 have vested. For more information, see the discussion below under the headings “Outstanding Equity Awards at Fiscal Year-End” and “Options Exercised and Stock Vested.”

Grants of Plan-Based Awards

Our Compensation Committee approved stock option grants under our 2011 Incentive Plan to our named executive officers in 2011. Information regarding such awards is set forth in the following table:

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards Maximum(1) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Steve Zhang	12/06/2011	750,000	8.73	6,547,500
Jun (Michael) Wu	12/06/2011	110,000	8.73	960,300
Yadong Jin	12/06/2011	110,000	8.73	960,300
Guoxiang Liu	12/06/2011	110,000	8.73	960,300
Feng Liu	12/06/2011	70,000	8.73	611,100

(1)	There are no target or threshold stock option grants.
(2)

Reflects the grant date fair value of the options granted calculated in accordance with ASC Topic 718. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for a discussion of all assumptions made by us in determining the ASC Topic 718 values of our equity awards.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to options, restricted stock and equity incentive plan awards outstanding as of December 31, 2011 for each named executive officer.

As discussed above, beginning in 2005, we began issuing RSUs, instead of stock options, to our directors, officers and employees. These RSUs, which are set forth in the column “Number of Shares or Units of Stock

That Have Not Vested,” are subject to time-based vesting requirements which are further detailed in footnote 3 to the table. In 2006 and 2009, our Compensation Committee approved grants of PSUs which vest depending on the attainment of certain performance goals, all of which PSUs had vested as of December 31, 2011. In 2011, our Compensation Committee approved grants of stock options to our named executive officers. The vesting criteria for these stock options are discussed above under the heading “Terms of Stock Options.”

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Steve Zhang	—	750,000	8.73	12/06/2021	—	—
Jun (Michael) Wu	—	110,000	8.73	12/06/2021	22,500	174,375
Yadong Jin	—	110,000	8.73	12/06/2021	20,000	155,000
Guoxiang Liu	—	110,000	8.73	12/06/2021	—	—
Feng Liu	4,500	—	4.99	06/14/2014	—	—
	—	70,000	8.73	12/06/2021	—	—

(1)	All outstanding options were granted to our named executive officers prior to 2005, were accelerated in October 2005 and, consequently, are fully vested.
(2)	None of the options granted to our named executive officers in December 2011 has vested.
(3)

Represents the total number of RSUs granted under any equity incentive plan that have not vested and that have not been earned. Twenty-five percent of the RSUs granted to our named executive officers vests annually beginning on the first anniversary of the grant date. With respect to Mr. Jun (Michael) Wu, 30,000 RSUs were granted in August 2010 and the RSUs vest in four equal annual installments beginning August 2011.

(4)

Represents the aggregate market value or payout value of RSUs granted under any equity incentive plan that have not vested and that have not been earned. The figures are obtained by multiplying the number of RSUs by the closing market price of our common stock as of December 30, 2011, which was $7.75 per share.

Options Exercised and Stock Vested

The following table summarizes the value realized by our named executive officers in connection with the exercise of stock options and the vesting of RSUs and PSUs during the fiscal year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Steve Zhang	40,000	481,000	82,500	643,500
Jun (Michael) Wu	—	—	17,500	155,550
Yadong Jin	—	—	21,668	224,210
Feng Liu	—	—	14,834	115,705

(1)	Represents the number of shares of our common stock for which the options were exercised.
(2)

Represents the aggregate dollar value realized upon exercise of options, or upon the transfer of an award for value. The figures are based on the closing market price of our common stock on the date of exercise of the stock option awards.

(3)	Represents the number of shares of stock that have vested.
(4)

Represents the aggregate dollar value realized upon vesting of stock, or upon the transfer of an award for value. The figures are based on the closing market price of our common stock on the date of vesting of the stock awards.

In October 2005, our Compensation Committee approved the acceleration of vesting of approximately 2.1 million unvested stock options previously awarded to employees, officers and members of our Board under our 2000 Stock Option Plan and 2002 Stock Option Plan. Options held by members of our Compensation Committee were excluded from the acceleration.

As a condition of the acceleration, and to avoid any unintended personal benefits, we also imposed a holding period on shares underlying the accelerated options that requires all optionees to refrain from selling any shares acquired upon the exercise of the options until the date on which such shares would have vested under the options’ original vesting terms.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other non-qualified deferred compensation plans maintained by us.

DIRECTOR COMPENSATION

General

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as well as the skill level of our directors.

In 2011, each non-employee director was paid an annual retainer of $35,000 and an additional fee of $2,000 for each Board meeting attended in person or by teleconference. The chairman of our Audit Committee was paid an additional annual fee of $10,000 and each member of our Audit Committee was paid an additional annual fee of $5,000. Each member of our Audit Committee was paid an additional fee of $1,000 for each Audit Committee meeting attended in person or by teleconference. The chairman of our Compensation Committee was paid an additional annual fee of $10,000 and each member of our Compensation Committee was paid an additional annual fee of $5,000. Each member of our Compensation Committee was paid an additional fee of $1,000 for each Compensation Committee meeting attended in person or by teleconference. The chairman of our Nominating and Corporate Governance Committee was paid an additional annual fee of $5,000 and each member of our Nominating and Corporate Governance Committee was paid an additional annual fee of $2,500.

In addition to these fees, we reimburse directors and committee members for reasonable and actual out-of-pocket travel expenses incurred when attending Board or committee meetings. In addition, from time to time our Board may form special committees and provide additional compensation to directors for their service to our Board on such committees. Members of our Board who are also our employees did not receive any compensation for their services as directors.

Before 2005, we granted stock options to most of our non-employee directors, beginning with an initial grant of 20,000 options to each non-employee director, vesting over four years on an annual schedule of 25% per year. During the last two years of the vesting schedule, the options vested on a quarterly basis. In the past, we typically granted new options to our non-employee directors as their options vested, so that each non-employee director would always maintain 20,000 unvested options. In October 2005, our Compensation Committee approved the acceleration of vesting of approximately 2.1 million unvested stock options previously awarded to employees, officers and members of our Board under our 2000 Stock Option Plan and 2002 Stock Option Plan. Options held by members of our Compensation Committee were excluded from the acceleration. The primary purpose of the accelerated vesting was to enable us to avoid recognizing future compensation expense associated with the accelerated stock options upon the planned adoption of ASC Topic 718 in 2006.

From 2005 to 2011, we granted RSUs, instead of stock options, to all of our non-employee directors pursuant to our 2005 Incentive Plan. These awards began with an initial grant of 5,000 RSUs to each non-employee director, vesting over four years on an annual schedule of 25% per year. Effective July 2008, our Board increased the initial grant to our non-employee directors to 8,000 RSUs. We historically granted new RSUs to our non-employee directors as their RSUs vested, so that each non-employee director maintained 8,000 RSUs outstanding.

Beginning in 2011, we began to implement a new policy of granting RSUs to all of our non-employee directors pursuant to our 2011 Incentive Plan. Specifically, we will grant to non-employee directors RSUs with a total value of $146,000 for each year of service to our Board, vesting in two equal installments on the 6-month and 12-month anniversaries of the grant date.

Director Compensation Table

The following table summarizes the compensation paid to each of our non-employee directors for the fiscal year ended December 31, 2011:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)		Total ($)
Jian (James) Ding	54,000	135,748	—		189,748
Suning (Edward) Tian	56,500	135,748	—		192,248
Yungang Lu	59,000	135,748	2,343	(5)	197,091
Davin A. Mackenzie	64,250	135,748	—		199,998
Thomas J. Manning	50,000	135,748	—		185,748
Sean Shao	68,000	120,319	—		188,319
Xiwei Huang(6)	34,250	108,812	—		143,062

(1)

Steve Zhang, our CEO and President, and Libin Sun, our Executive Co-Chairman, are not included in this table as they are our executive officers and thus received no compensation for their services as a director. For disclosure related to the compensation of Mr. Zhang as an executive officer, see the “Summary Compensation Table” above.

(2)	Represents the aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees and meeting fees.
(3)

Represents aggregate grant date fair value computed in accordance with ASC Topic 718. As of December 31, 2011, each of Jian (James) Ding, Suning (Edward) Tian, Yungang Lu, Davin A. Mackenzie and Thomas J. Manning held 12,352 RSUs, Sean Shao held 10,948 RSUs, and Xiwei Huang held 9,901 RSUs. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for a discussion of all assumptions made by us in determining the ASC Topic 718 values of our equity awards.

(4)	Represents the dollar value of perquisites and other personal benefits, or property, as well as consulting fees earned from, or paid or payable by us.
(5)	Reflects reimbursement of travel expenses related to board services.
(6)	Xiwei Huang, our former Vice President and Chief Operating Officer, resigned effective as of March 31, 2011 and received compensation as a non-employee director from April 1, 2011.

COMPENSATION COMMITTEE REPORT

The Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of AsiaInfo-Linkage, Inc. (the “Company”) has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management of the Company. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement for the Company’s 2012 Annual Meeting of Stockholders and in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

Submitted by the Compensation Committee of the Board of Directors

Sean Shao

Davin A. Mackenzie

Jian (James) Ding

Suning (Edward) Tian

PROPOSAL NO. 3:

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Background

We are requesting your advisory (non-binding) approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and related narrative disclosures in this Proxy Statement. This non-binding advisory vote is commonly referred to as a “Say-on-Pay” vote. Please read the Compensation Discussion and Analysis section starting on page 17 of this Proxy Statement for a detailed discussion about our executive compensation programs, including information about the compensation paid to our named executive officers in 2011.

Our compensation philosophy is designed to align each named executive officer’s compensation with our short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are crucial to our long-term success. Stockholders are encouraged to read the Compensation Discussion and Analysis and other sections of this Proxy Statement, which include discussions of the following:

•

Members of the Compensation Committee are independent directors. The Compensation Committee has established a thorough process for the review and approval of executive compensation program designs, practices and amounts awarded to our named executive officers. The Compensation Committee engaged and received advice from an independent, third-party compensation consultant.

•	We have many compensation practices that ensure consistent leadership, decision-making and actions without taking inappropriate or unnecessary risks. The practices include:

•	Our performance-based incentive programs include a balance of different measures for short-term and long-term programs and limits on the maximum amounts that may be earned.

•	Approximately 46% of the named executive officers’ total direct compensation is in the form of long-term incentive equity awards.

•	We have stock ownership guidelines for directors and executive officers.

•	We do not pay the tax liability (i.e., no gross-ups) associated with reimbursements.

•	We have a long-standing insider trading policy.

•	We hold Say-on-Pay votes on an annual basis.

Our Compensation Committee and our Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, our general compensation policies, the compensation of our board of directors, or our compensation policies as they relate to risk management. Rather, this vote relates to the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, “For” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of AsiaInfo-Linkage, Inc. (the “Company”) hereby approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and related narrative disclosures in this Proxy Statement.”

The vote on this proposal will not require us to take any action or overrule any decisions we have made. Furthermore, because this advisory vote primarily relates to compensation that has already been paid or contractually committed to our named executive officers, there is generally no opportunity for us to revisit these decisions. However, our Board, including our Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the compensation of named executive officers as disclosed in this Proxy Statement, will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns.

Vote Required

Approval of this resolution requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting, assuming a quorum is present. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but abstentions will have the same effect as voting against the resolution. In addition, banks, brokers and other nominees who have not received voting instructions from their customers with respect to shares held beneficially for such customers may not vote such shares on a discretionary basis for the proposal, so broker non-votes will have the same effect as voting against the proposal.

Recommendation of Our Board

Our Board unanimously recommends a vote “FOR” approval of the foregoing resolution. Proxies will be so voted unless stockholders specify otherwise in their proxies.

AUDIT COMMITTEE REPORT

The Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board”) of AsiaInfo-Linkage, Inc. (the “Company”) reviews the Company’s financial reporting process on behalf of the Board and is responsible for the retention of the Company’s independent registered public accounting firm. Management has the primary responsibility for the financial statements and the reporting process and for maintaining effective internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for expressing an opinion on (1) the conformity of the Company’s consolidated financial statements to accounting principles generally accepted in the United States of America, and (2) the effectiveness of the Company’s internal control over financial reporting. The Audit Committee currently consists of Messrs. Yungang Lu (Chair), Sean Shao and Davin A. Mackenzie, all independent directors, as defined in the listing standards for the NASDAQ Stock Market (“Nasdaq”) and applicable rules of the U.S. Securities and Exchange Commission (the “SEC”).

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2011 and the effectiveness of internal control over financial reporting as of December 31, 2011 with the Company’s management, has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by PCAOB AU380 (Communication With Audit Committees), SEC Regulation S-X Rule 207 (Communication with Audit Committees) and other relevant PCAOB guidance regarding the auditor’s communication with those charged with governance, has received the written disclosures required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committee Concerning Independence) and has discussed with the Company’s independent registered public accounting firm its independence. The Audit Committee has also considered whether the provision of non-audit services by the Company’s independent registered public accounting firm is compatible with maintaining its independence. The Board adopted a written charter of the Audit Committee in November 1999. The Board adopted amendments to the charter in March 2003, January 2004 and in February 2009.

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for, and overseeing the work of the Company’s independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm.

Prior to the engagement of an independent registered public accounting firm for the next year’s audit, the Company’s management submits a report, containing an aggregate estimate of services and fees expected to be rendered by the independent registered public accounting firm during that year, to the Audit Committee for approval. Management’s report to the Audit Committee categorizes all anticipated fees into one of the following four classifications:

•

Audit services—include fees for audit work performed on the Company’s (1) consolidated financial statements and (2) internal control over financial reporting, as well as work that generally only the Company’s independent registered public accounting firm can reasonably be expected to provide, including review of quarterly condensed consolidated financial information, comfort letters, statutory audits, and other attestation services.

•

Audit-related services—include fees for assurance and related services that are traditionally performed by the Company’s independent registered public accounting firm, including due diligence related to mergers and acquisitions and special procedures required to meet certain regulatory requirements. The Company has not incurred such costs for the past two fiscal years.

•

Tax services—include fees for all services permitted to be performed by the Company’s independent registered public accounting firm’s tax personnel, except those services specifically related to the audits of the financial statements and internal control over financial reporting or are prohibited under the rules of the SEC and the Public Company Accounting Oversight Board. Tax service fees include fees in the areas of corporate tax compliance, tax planning, and tax advice.

•

Other Fees—include fees associated with services not captured in the other categories. The Company generally does not request such services from its independent registered public accounting firm and has not incurred such costs for the past two fiscal years.

Prior to engagement, the Audit Committee must pre-approve these services. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

In 2011, the Audit Committee pre-approved all services provided by the Company’s independent registered public accounting firm. Private meetings were held with the Company’s independent registered public accounting firm to ensure that there were no restrictions on the scope of their audit and to discuss any items the auditors did not wish to raise with management present.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements as of and for the fiscal year ended December 31, 2011 be included in the Company’s Annual Report on Form 10-K.

Submitted by the Audit Committee of the Board of Directors

Yungang Lu

Davin A. Mackenzie

Sean Shao

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have established procedures for identifying related parties and related party transactions and for ensuring that any changes in the status of related parties are brought to the attention of relevant departments within us in a timely manner. For transactions with related parties in the ordinary course of business, such as customer sales, supply purchases, subcontracting or consulting services, we apply the same review and approval process as we would in the context of other commercial agreements. All such transactions with related parties are summarized and provided to the legal department for disclosure purposes and to our Audit Committee review. For transactions with related parties outside the ordinary course of business, such as significant capital expenditures, capital raising activities and mergers and acquisitions, the transactions must be approved by our CEO or CFO, and in most cases our Audit Committee.

Other than compensation agreements and other arrangements which are described under “Compensation Discussion and Analysis” and the transactions described below, since January 1, 2011, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties.

Agreements Relating to our Business Combination with Linkage

In December 2009, we entered into a business combination agreement, or the Combination Agreement, with Linkage, certain shareholders of Linkage, including Libin Sun, Guoxiang Liu, Xiwei Huang, and LT International Limited, an entity controlled by Mr. Sun, and Mr. Sun as agent for the shareholders of Linkage. We entered into a supplemental agreement with such parties on June 5, 2010, which set forth certain additional agreements in connection with the Combination Agreement. We closed the transactions contemplated by the Combination Agreement in July 2010. Upon the closing, Libin Sun became our Executive Co-Chairman and a director, Guoxiang Liu became our Executive Vice President, and Xiwei Huang became our Vice President and Chief Operating Officer and a director. Pursuant to the Combination Agreement, we purchased from Linkage 100% of the outstanding share capital of Linkage’s wholly-owned subsidiary, Linkage Technologies Investment Limited, a company organized under the laws of the British Virgin Islands, for $60 million in cash and 26,832,731 shares of our common stock, subject to certain adjustments.

Lock-Up Agreements. Concurrently and in connection with the execution of the Combination Agreement, Libin Sun, our Executive Co-Chairman and a director, LT International Limited, an entity controlled by Mr. Sun, Guoxiang Liu, our Executive Vice President, Xiwei Huang, a director, Suning (Edward) Tian, a director, and certain shareholders of Linkage entered into lock-up agreements with respect to shares of our common stock they beneficially own. Concurrently and in connection with the execution of the supplemental agreement, LT International Limited, Libin Sun, Guoxiang Liu, and Xiwei Huang, entered into revised lock-up agreements. The lock-up agreements prohibit transfers of such shares until they are released from lock-up, subject to certain exceptions. At each of the 6-month, 12-month, and 18-month anniversaries of the closing under the Combination Agreement, 25% of the shares held by each of the parties will be released from lock-up. On the 24-month anniversary of the closing under the Combination Agreement, an additional 15% of the shares will be released from lock-up, and on the 36-month anniversary of the Closing, the remaining 10% of the shares will be released from lock-up.

Stockholders’ Agreement. Concurrently and in connection with the execution of the Combination Agreement, we entered into a stockholders’ agreement, or the Stockholders’ Agreement, with each of Linkage, Suning (Edward) Tian, a director, and Libin Sun, our Executive Co-Chairman and a director, containing certain restrictions on the voting of our shares following the closing under the Combination Agreement. Pursuant to the Stockholders’ Agreement, Mr. Tian and Mr. Sun each agreed to vote all of their respective voting shares (i) in favor of the election or re-election to our Board of the other, and (ii) on all other matters (except their own elections to our Board), or Other Matters, in proportion to the votes for and against, and the abstentions and withholds, of the outstanding shares of our capital stock entitled to vote generally in the election of directors that are not held by Mr. Tian or Mr. Sun or issued pursuant to the Combination Agreement, or the Proportionality Requirement.

In January 2011, we entered into an amendment to the Stockholders’ Agreement. Pursuant to the amendment, on all Other Matters, Mr. Tian and Mr. Sun agreed to consult with each other prior to any vote of stockholders and attempt in good faith to agree on whether they shall vote their respective voting shares for or against, or abstain or withhold authority with respect to, such Other Matters. In the event they fail to agree on such Other Matter, Mr. Tian and Mr. Sun agreed to vote their respective voting shares according to the Proportionality Requirement. In addition, as amended, the Stockholders’ Agreement shall continue in full force and effect until the earlier of (i) July 1, 2013, and (ii) the date on which either of Mr. Tian or Mr. Sun beneficially owns less than 5% of our voting securities.

Registration Rights Agreement. Concurrently and in connection with the closing under the Combination Agreement, we entered into a registration rights agreement with LT International Limited, an entity controlled by Mr. Sun, our Executive Co-Chairman and a director. Pursuant to the agreement, we agreed to give certain demand and piggy-back registration rights to LT International Limited.

Escrow Agreement. Concurrently and in connection with the closing under the Combination Agreement, we entered into an escrow agreement with Linkage, Mr. Sun as agent for the shareholders of Linkage, and The Bank of New York Mellon. Pursuant to the agreement, 10% of the aggregate consideration delivered to Linkage (consisting of $6 million in cash and 2,683,273 shares of our common stock) was first deposited into an escrow account for a period of 18 months as security for the indemnification obligations of Linkage and certain key Linkage shareholders under the Combination Agreement. The escrow term expired on January 1, 2012, and the $6 million in cash and 2,683,273 shares were delivered in accordance with escrow agreement.

Agreements Relating to Certain Operating Leases

In 2011, we, through our subsidiary Linkage-AsiaInfo Technologies (Nanjing), Inc., entered into lease agreements for vehicles and office buildings with certain entities controlled by Mr. Libin Sun, our Executive Co-Chairman and a director. We leased five vehicles from Linkage Technology Group Co., Ltd. from January 1, 2011 to December 31, 2011 for an aggregate amount of approximately $120,000. In addition, we entered into three lease agreements with Nanjing Linkage Technology Group Co., Ltd. Labor Union and one lease agreement with Linkage Technology Group Co., Ltd, pursuant to which we leased: (1) an office building in Beijing of approximately 590 square meters from April 7, 2011 to April 6, 2012 for an aggregate amount of approximately $100,000, (2) an office building in Beijing of approximately 460 square meters from January 1, 2011 to December 31, 2011 for an aggregate amount of approximately $59,000, (3) an office building in Beijing of approximately 350 square meters from June 20, 2011 to September 19, 2011 for an aggregate amount of approximately $15,000, and (4) an office building in Beijing of approximately 350 square meters from September 20, 2011 to December 19, 2011 for an aggregate amount of approximately $15,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise noted, the following table sets forth, as of February 20, 2012, information with respect to the beneficial ownership of our common stock by (i) each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our current directors, (iii) each of our named executive officers, and (iv) all current directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock underlying options, warrants or other securities held by that person that are currently exercisable or convertible or that are exercisable or convertible within 60 days after the measurement date are deemed beneficially owned and outstanding, but such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. The following table is based on information supplied by officers, directors and principal stockholders and on Schedules 13D and 13G filed with the SEC. Except as otherwise indicated, we believe that the beneficial owners of our common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent(2)
FMR LLC(3)	6,608,106	9.1%
Edward C. Johnson 3d(3) 82 Devonshire Street, Boston, MA, 02109
JPMorgan Chase & Co.	3,850,239	5.3%
JPMorgan Chase Bank, National Association
J.P. Morgan Investment Management Inc.
JPMorgan Asset Management (UK) Ltd. 270 Park Ave, New York, NY 10017
Commonwealth Bank of Australia	3,905,311	5.4%
Colonial Holding Company Limited
Commonwealth Insurance Holdings Limited
Colonial First State Group Limited
First State Investments (Hong Kong) Limited Ground Floor, Tower 1, 201 Sussex Street, Sydney, New South Wales, 2000, Commonwealth of Australia, Australian Capital Territory
Jian (James) Ding(4)	1,153,261	1.6%
Suning (Edward) Tian(5)	7,414,428	10.2%
Yungang Lu(6)	35,885	*
Davin A. Mackenzie(7)	27,785	*
Thomas J. Manning(8)	12,785	*
Steve Zhang(9)	137,904	*
Libin Sun(10)	12,555,625	17.3%
Xiwei Huang(11)	302,679	*
Sean Shao(12)	7,474	*
Jun (Michael) Wu(13)	27,500	*
Yadong Jin(14)	43,334	*
Guoxiang Liu(15)	506,374	*
Feng Liu(16)	33,410	*
All directors and executive officers as a group (13 persons)	22,258,444	30.7%

*	Less than 1% of the outstanding common stock.
(1)

Unless otherwise noted above, the address for each of the beneficial owners is c/o AsiaInfo-Linkage, Inc., 4/F Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing 100086, PRC.

(2)

Calculated on the basis of 72,497,518 shares of our common stock outstanding as of February 20, 2012, provided that any additional shares of our common stock that a stockholder has the right to acquire within 60 days of February 20, 2012, were deemed to be outstanding for purposes of calculating the stockholder’s percentage beneficial ownership.

(3)

Includes 2,081,894 shares of our common stock owned by Fidelity Management & Research Company (“Fidelity”), 2,900 shares owned by Pyramis Global Advisors Trust Company (“Pyramis”), 496,811 shares of our common stock owned by Impresa Fund III Limited Partnership, and 4,026,501 shares owned by FIL Limited (“FIL”). Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, each has sole power to dispose the 2,081,894 shares owned by Fidelity. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis, each has sole power to dispose of the 2,900 shares owned by the institutional accounts managed by Pyramis. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or partnerships they predominantly control or trusts of their benefit, own shares of FMR LLC and FIL voting stock with the right to cast approximately 49% and 47%, respectively, of the total votes which may be cast by all holders of FMR LLC and FIL voting stock.

(4)

Includes 970,314 shares of our common stock held directly by Mr. Jian (James) Ding, 86,947 shares held in a grantor retained annuity trust for the benefit of Mr. Ding and his family, and 96,000 shares held in New Media China Investment I, Ltd., which is owned by Mr. Ding.

(5)

Includes 3,141,156 shares of our common stock held directly by Dr. Suning (Edward) Tian, 4,000 shares held in a revocable trust for the benefit of Dr. Tian’s daughter, Stephanie Tian, 2,087,704 shares held by PacificInfo Limited, which is wholly-owned by Dr. Tian, and 2,087,704 shares held by Dr. Tian’s wife, Jean Qin Kong.

(6)	Includes 15,885 shares of our common stock held directly by Mr. Yungang Lu and 20,000 shares issuable upon exercise of options held by Mr. Lu.
(7)	Includes 27,785 shares of our common stock held directly by Mr. Davin Mackenzie.
(8)	Includes 12,785 shares of our common stock held directly by Mr. Thomas J. Manning.
(9)	Includes 137,904 shares of our common stock held directly by Mr. Steve Zhang.
(10)

Includes 12,555,625 shares of our common stock held directly by LT International Limited, which is wholly-owned by Mr. Libin Sun. 2,000,000 shares of our common stock are pledged to financial institutions as security for loans to Mr. Sun.

(11)	Includes 302,679 shares of our common stock held directly by Dr. Xiwei Huang.
(12)	Includes 7,474 shares of our common stock held directly by Mr. Sean Shao.
(13)	Includes 27,500 shares of our common stock held directly by Mr. Jun (Michael) Wu.
(14)	Includes 43,334 shares of our common stock held directly by Mr. Yadong Jin.
(15)	Includes 506,374 shares of our common stock held directly by Mr. Guoxiang Liu.
(16)	Includes 28,910 shares of our common stock held directly by Mr. Feng Liu and 4,500 shares issuable upon exercise of options held by Mr. Liu.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file certain reports regarding ownership of, and transactions in, our securities with the SEC. Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms we received, or written representations from certain reporting persons, we believe that for the year ended December 31, 2011, all reporting persons complied with Section 16(a) filing requirements.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2013

Stockholder proposals which are intended to be presented by such stockholders at our 2013 annual meeting of stockholders must be received by the our Corporate Secretary at our principal executive offices no later than 120 calendar days in advance of the one year anniversary of the date this Proxy Statement was released to stockholders in order to be considered for inclusion in the proxy statement and form of proxy/voting instruction card relating to that meeting pursuant to Rule 14a-8 under the Exchange Act. Holders of proxies for our 2013 annual meeting of stockholders may exercise discretionary authority on any matter for which we do not receive notice prior to 45 calendar days in advance of the one year anniversary of the date this Proxy Statement was first sent to stockholders.

OTHER MATTERS

Our Board knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, then the persons named in the enclosed form of proxy will vote the shares they represent in their discretion.

To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated unless specifically provided otherwise in such filing.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Jian (James) Ding
Jian (James) Ding
Co-Chairman of the Board of Directors

/s/ Libin Sun
Libin Sun
Executive Co-Chairman of the Board of Directors

February 28, 2012

Beijing, PRC

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time, April 18, 2012.

INTERNET http://www.proxyvoting.com/asia Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

20131 Fulfillment 20136

▼  FOLD AND DETACH HERE  ▼

THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 THROUGH 3.
Please mark your votes as indicated in this example	☒

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS		FOR	AGAINST	ABSTAIN

1. Proposal to elect the following three directors to serve for three-year terms to expire at the 2015 annual meeting of stockholders and until their successors are duly elected and qualified.

    Nominees:

	☐	☐	☐	2. Proposal to ratify the appointment of Deloitte Touche Tohmatsu CPA Ltd. as AsiaInfo-Linkage’s independent registered public accounting firm for the fiscal year ending December 31, 2012.	☐	☐	☐

01 Jian (James) Ding 02 Yungang Lu 03 Libin Sun				3. Proposal to approve, on an advisory (non-binding) basis, executive compensation.	☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 THROUGH 3. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion, provided that they will not vote in the election of directors for persons for whom authority to vote has been withheld.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions				PLEASE VOTE, DATE AND SIGN BELOW AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

						Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

TO THE HOLDERS OF

COMMON STOCK OF

AsiaInfo-Linkage, Inc.

Computershare (the “transfer agent”) has received advice that the 2012 Annual Meeting of stockholders of AsiaInfo-Linkage, Inc. (the “Annual Meeting”) will be held at 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing, PRC, on Friday, April 20, 2012, at 3:00 p.m., local time, for the purposes set forth in the enclosed Notice of Meeting.

The attached proxy is being solicited by the Board of Directors of AsiaInfo-Linkage. If you desire to have the individuals named in the attached proxy card vote your common stock for or against the proposals or any of them, at the Annual Meeting, kindly execute and forward to the transfer agent the attached proxy. The enclosed postage paid envelope is provided for this purpose. This proxy should be executed in such manner as to show clearly whether you desire the individuals named in the attached proxy card to vote for or against the proposals or any of them, as the case may be. The proxy MUST be forwarded in sufficient time to reach the transfer agent before 4:00 p.m., Eastern Time, Thursday, April 19, 2012. Only the registered holders of record at the close of business on February 22, 2012 will be entitled to execute the proxy.

Due to the limited amount of time available before the proxy deadline, the proxy can be faxed (with the original to follow by mail) to the transfer agent at +1 (201) 680-4671.

Computershare.

Date: February 28, 2012

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and other proxy materials, and the 2011 Annual Report to Stockholders, are available at: http://www.proxyvoting.com/asia.

▼  FOLD AND DETACH HERE  ▼

ASIAINFO-LINKAGE, INC.

2012 ANNUAL MEETING OF STOCKHOLDERS, APRIL 20, 2012.

The undersigned stockholder(s) of AsiaInfo-Linkage, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of 2012 Annual Meeting of stockholders and Proxy Statement, each dated February 28, 2012, and hereby appoint(s) Shanniang (Deborah) Lv and Jun (Michael) Wu, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2012 Annual Meeting of stockholders of AsiaInfo-Linkage, Inc., to be held on Friday, April 20, 2012 at 3:00 p.m., local time, at 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing, PRC and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

This form of proxy must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, must either be under its common seal or under the hand of an officer or attorney duly authorized.

In order to be valid, this form of proxy with the power of attorney or other authority, if any under which it is signed, must be deposited with the transfer agent no later than 4:00 p.m., Eastern Time, on Thursday, April 19, 2012 in order to be counted in the Annual Meeting on Friday, April 20, 2012. You may also vote your shares by Internet or telephone through 11:59 PM Eastern Time on Wednesday, April 18, 2012 or in person at the Annual Meeting. Due to the limited amount of time available before the proxy deadline, the completed proxy can be faxed (with the original to follow by mail) to the transfer agent, at +1 (201) 680-4671.

Address Change/Comments (Mark the corresponding box on the reverse side)	SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

20131 Fullfillment 20136
(Continued and to be marked, dated and signed, on the other side)